EXHIBIT 10.5

STANDARD INDUSTRIAL LEASE
(NET)

LANDLORD:	WESTPOINT BUILDING V, LLC, an Indiana limited liability company
TENANT:	DECKERS OUTDOOR CORPORATION, a Delaware corporation
PROJECT:	Westpoint Business Park
CITY, STATE:	Mooresville, Indiana
DATE:	April 20, 2022

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TABLE OF CONTENTS

1. BASIC LEASE TERMS.	4
2. PREMISES.	6
3. LEASE TERM.	6
4. POSSESSION.	7
5. RENT.	7
6. PREPAID RENT.	9
7. SECURITY DEPOSIT.	9
8. USE OF PREMISES AND PROJECT FACILITIES.	9
9. SURRENDER OF PREMISES; HOLDING OVER.	10
10. SIGNAGE.	11
11. TAXES.	11
12. UTILITIES; INTERRUPTIONS.	12
13. MAINTENANCE AND REPAIR.	13
14. ALTERATIONS.	15
15. RELEASE AND INDEMNITY.	16
16. INSURANCE.	16
17. DESTRUCTION.	17
18. CONDEMNATION.	18
19. ASSIGNMENT OR SUBLEASE.	19
20. DEFAULT.	20
21. LANDLORD'S REMEDIES.	20
22. DEFAULT BY LANDLORD.	21
23. ENTRY OF PREMISES AND PERFORMANCE BY TENANT.	21
24. SUBORDINATION.	22
25. NOTICE.	22
26. WAIVER.	22
27. LIMITATION OF LIABILITY.	22
28. FORCE MAJEURE.	23
29. PROFESSIONAL FEES.	23
30. EXAMINATION OF LEASE.	23
31. ESTOPPEL CERTIFICATE.	23
32. RULES AND REGULATIONS.	24
33. LIENS.	24
34. MISCELLANEOUS PROVISIONS.	24
35. LEASE EXECUTION.	26
36. ADDITIONAL PROVISIONS.	26
1. Tenant represents and warrants to Mortgagee that the Lease constitutes the entire agreement between Tenant and Landlord with respect to the Leased Premises and there are no other agreements, written or verbal, governing the tenancy of Tenant with respect to the Leased Premises.	1

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EXHIBIT A:    DEPICTION OF PREMISES
EXHIBIT B:    DESCRIPTION OF PREMISES LAND
EXHIBIT C:    WORK LETTER AGREEMENT
EXHIBIT D:    NOTICE OF LEASE TERM DATES
EXHIBIT E:    TENANT ESTOPPEL CERTIFICATE
EXHIBIT F:    RULES AND REGULATIONS
EXHIBIT G:    APPROXIMATE LOCATION OF TENANT'S SIGNAGE
EXHIBIT H:    HAZARDOUS MATERIALS ADDENDUM
EXHIBIT I:    HAZARDOUS MATERIALS QUESTIONNAIRE
EXHIBIT J:    ACCEPTABLE LOCATION(S) FOR TENANT'S GENERATOR
EXHIBIT K:    PARKING
EXHIBIT L:    MEMORANDUM OF LEASE
EXHIBIT M:    EXCLUSIONS FROM NNN CHARGES
EXHIBIT N:    CURRENT SNDA
EXHIBIT X:    RESOLUTION AND PROPERTY TAX ABATEMENT SCHEDULE

RIDER(S)

RIDER 1:    OPTION TO EXTEND

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STANDARD INDUSTRIAL LEASE
(NET)
1.    BASIC LEASE TERMS.
(a)    DATE OF LEASE EXECUTION: April 20, 2022
(b)    TENANT: DECKERS OUTDOOR CORPORATION, a Delaware corporation
Trade Name: Deckers Brands
Address (Premises): 2723 Westpoint Blvd, Mooresville, IN 46158.
Address for Notices:     Deckers Outdoor Corporation
250 Coromar Drive
Goleta, CA 93117
Attn: Facilities Department
with a copy to:
Deckers Outdoor Corporation
250 Coromar Drive
Goleta, CA 93117
Attn: Legal Department
(c)    LANDLORD: WESTPOINT BUILDING V, LLC, an Indiana limited liability company
Address for Rent:     Westpoint Building V, LLC
8888 Keystone Crossing, Suite 1150
Indianapolis, IN 46240
Address for Notices:    Westpoint Building V, LLC
8888 Keystone Crossing, Suite 1150
Indianapolis, IN 46240
Attn: Aasif Bade
    with a copy to:
    Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204
Attn: David Durm
(d)    TENANT'S PERMITTED USE OF PREMISES: General administrative, office, warehouse, storage, distribution and sales uses (other than retail) of Tenant's products, and for other lawful uses directly incidental and ancillary thereto, subject to the provisions set forth in this Lease and as permitted by law.
(e)    LAND; BUILDING; IMPROVEMENTS; PROJECT:
(i)    LAND: The parcel(s) of real property located in the City of Mooresville (the “City”), County of Hendricks (the “County”), State of Indiana (“State”), as described on Exhibit B attached hereto, containing approximately 2,992,572 square feet of land (the “Land”) as of the Commencement Date (as defined below). Landlord and Tenant acknowledge that the Land is not a separate legal parcel as of the date of this Lease and that Landlord may separate the Land from the remainder of such legal parcel following the date of this Lease (i.e., by recording a lot split, lot-line adjustment, parcel map or similar documentation).
(ii)    BUILDING: The building to be built by Landlord on the Land, which building will initially contain approximately 1,015,902 square feet (the “Building”), subject to adjustment pursuant to Paragraph 2(c) below. The Building is more particularly depicted on the site plan (“Site Plan”) attached hereto as Exhibit A.
(iii)    IMPROVEMENTS: The Building and the other improvements to be built by Landlord on the Land pursuant to the Work Letter Agreement attached hereto as Exhibit C (the “Work Letter”).
(iv)    PROJECT: The Building is part of the project commonly known as Westpoint Business Park, consisting of approximately 555 acres.
(f)    PREMISES: The Land and the Improvements (excluding any work done by or through Tenant).
(g)    TERM; COMMENCEMENT DATE; RENT COMMENCEMENT DATE; EXPIRATION DATE:
Term: Approximately one hundred twenty (120) months following the Rent Commencement Date, subject to extension as set forth in Rider 1 attached hereto.
Commencement Date: Upon mutual execution and delivery of this Lease (notwithstanding that certain of Tenant's obligations do not commence pursuant to the terms of this Lease until Tenant is permitted early entry upon the Premises pursuant to the terms of Paragraph 3 below, the Delivery Date or the Rent Commencement Date, as applicable).

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Beneficial Occupancy: Landlord shall provide Tenant with access and beneficial occupancy of the Premises for Tenant’s storage and installation of Tenant’s equipment on or before February 15, 2023, with the Building slab one hundred percent (100%) complete.
Delivery Date: Landlord shall deliver the Premises on or before May 31, 2023, for the installation of Tenant furniture, fixtures and equipment (“FF&E”). There shall be no Basic Rent and NNN Charges to Tenant (a) during the Beneficial Occupancy period, and (b) from the Delivery Date through the Rent Commencement Date. Pursuant to Section 12 of this Lease, upon the Delivery Date Tenant shall pay for all separately metered utilities directly to the utility companies servicing the Premises.
Rent Commencement Date: September 1, 2023. (See Paragraph 3(c) below)
Expiration Date: The last day of the one hundred twentieth (120th) full calendar month immediately following the Rent Commencement Date, subject to extension as set forth in Rider 1 attached hereto.
(h)    BASIC RENT FOR THE PREMISES:

Months Following the Rent Commencement Date	Basic Rent Per Month (Per Square Foot as specified below)
1 – 12	$4.35 on 700,000 SF
13 – 24	$4.46 on 700,000 SF
25 – 30	$4.57 on 700,000 SF
31 – 36	$4.57 on 1,015,902 SF
37 – 48	$4.68 on 1,015,902 SF
49 – 60	$4.80 on 1,015,902 SF
61 – 72	$4.92 on 1,015,902 SF
73 – 84	$5.04 on 1,015,902 SF
85 – 96	$5.17 on 1,015,902 SF
97 – 108	$5.30 on 1,015,902 SF
109 – 120	$5.43 on 1,015,902 SF
(i)    PREPAID RENT: Tenant shall pay to Landlord on or before ten (10) business days after the Commencement Date, the Basic Rent for the first month of the Term in the amount equal to Two Hundred Fifty Three Thousand Seven Hundred Fifty and No/100 Dollars ($253,750.00), based upon 700,000 square feet of space.
(j)    TENANT’S SHARE: 100%.
(k)    SECURITY DEPOSIT: an amount equal to Two Hundred Fifty Three Thousand Seven Hundred Fifty and No/100 Dollars ($253,750.00).
(l)    BROKER(S): JLL, representing Landlord; CRESA Los Angeles, representing Tenant.
(m)    GUARANTOR(S): None.
(n)    RIDER: Rider 1 attached hereto and made a part hereof.
(o)    EXHIBITS: Exhibits lettered “A” through “N”, inclusive, and Exhibit “X” are attached hereto and made a part hereof.
This Paragraph 1 represents a summary of the basic terms of this Lease. In the event of any inconsistency between the terms contained in this Paragraph 1 and any specific provision of this Lease, the terms of the more specific provision shall prevail.
2.    PREMISES.
(a)    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises, as the same may be expanded pursuant to the terms set forth in this Lease.
(b)    The parties agree that the letting and hiring of the Premises is upon and subject to the terms, covenants and conditions herein set forth and Tenant and Landlord each covenant as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance by the parties.
(c)    Within forty-five (45) days following the completion of the Shell Improvements (as defined in Section 9.1 of the Work Letter), the Premises shall be measured by Landlord's architect in accordance with be AIA

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D-101 standard (“AIA”) using the “drip line” methodology which includes measuring to the exterior face of the perimeter walls of the Building. Landlord shall deliver the results of such measurement to Tenant within fifteen (15) days following Landlord's receipt of measurements from Tenant's architect. In the event Landlord disagrees with the square footage as stated by Landlord's architect, then Tenant shall have the right, exercisable within thirty (30) days after the date Landlord provides the square footage pursuant to the measurement, to object to the square footage and to cause the Premises to be measured by Tenant’s architect. If Landlord disagrees with Tenant's re-measurement and if a dispute occurs and continues for thirty (30) days following Landlord's receipt of Tenant's architect measurement regarding the final accuracy of such measurements, Landlord and Tenant shall agree and select within ten (10) days following said 30-days upon a mutually acceptable architect with at least 10 years of experience in designing and measuring similar buildings in the greater Indianapolis, Indiana area to re-measure the Premises within fifteen (15) days from the time such architect was selected in accordance with AIA and the determination of such architect shall be binding upon Landlord and Tenant. Landlord and Tenant shall each be responsible for the cost of their chosen architect and the cost of the mutually selected architect, if applicable, shall be borne by Landlord and Tenant equally. In the event that the foregoing measurement determines that the square footage of the Building is different by at least 1,000 square feet from the square footage set forth in this Lease, then all amounts, percentages and figures appearing or referred to in this Lease based upon such incorrect amount (including, without limitation, the amount of the “rent” and the abated amounts set forth in Subparagraph 5(b) below; provided, however no adjustment shall be made to any Basic Rent paid during Months 1 through 30 based on 700,000 square feet) shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by Landlord to Tenant within thirty (30) days following such determination. In the event the above referenced measurement has not been performed within sixty (60) days after the Delivery Date, the square footage of the Building shall be deemed to be as set forth in Section 1(e)(ii) of this Lease.
(d)    Landlord hereby represents and warrants to Tenant that, (i) except as set forth on the Title Policy (defined in Paragraph 36(a) below), there is no existing declaration of covenants, conditions and restrictions (“CC&Rs”) encumbering the Premises or the Project as of the date of this Lease, and (ii) Landlord has provided to Tenant, prior to execution of this Lease, copies of the following reports/documents/agreements in Landlord's possession in connection with the Project: (A) Phase I environmental report; (B) soil report; and (C) property survey. Landlord further agrees not to record any new CC&R's against the Premises or Project after the date of this Lease unless such new CC&R's or a modification of any existing CC&R’s are necessary, in Landlord's commercially reasonable discretion, in connection with the development or operation of the Premises or Project and provided such new CC&R's or a modification of any existing CC&R’s do not materially and adversely affect Tenant's rights or obligations under this Lease.
3.    LEASE TERM.
(a)    The Term of this Lease shall be for the period designated in Subparagraph 1(g) commencing on the Rent Commencement Date, and ending on the Expiration Date, unless the term hereby demised shall be sooner terminated as herein provided (the “Term”). Notwithstanding the foregoing, if the Rent Commencement Date falls on any day other than the first day of a calendar month then the Basic Rent and NNN Charges shall be prorated based on the number of days for the applicable month using the Basic Rent and NNN Charges for the first month of the Term as set forth herein, and the Term of this Lease shall be measured from the first day of the month following the month in which the Rent Commencement Date occurs. Landlord and Tenant shall promptly execute Exhibit D to confirm the Commencement Date, the Delivery Date, the Rent Commencement Date and the Expiration Date and other matters.
(b)    Notwithstanding the fact that the Rent Commencement Date has yet to occur, Landlord agrees to permit Tenant to enter the Premises during the construction of the same from and after February 15, 2023, (i) for the Material Handling Vendor Access (as defined in and pursuant to Paragraph 6 of the Work Letter), and (ii) upon the Delivery Date in order for Tenant to commence the installation of its equipment, trade fixtures and personal property. Such entry shall be subject to all of the conditions set forth in this paragraph below. Such early entry is conditioned upon Tenant and its contractors, employees, agents and invitees (collectively, “Tenant Construction Parties”) working in harmony and not materially interfering with Landlord and its contractors. In the event Landlord provides Tenant with notice (written or verbal) that Tenant Construction Parties are materially interfering with Landlord and its contractors, and Tenant fails to cease such material interference within two (2) days following receipt of such notice from Landlord (such two (2) days of interference being deemed a Tenant Delay for all purposes of this Lease), then Landlord may terminate such early entry. Tenant agrees that any such early entry is subject to all of the terms and conditions of this Lease, except for those relating to the payment of Basic Rent, NNN Charges and any additional rent and other recurring monetary obligations which have a specific commencement time, which provisions will become applicable in accordance with the terms of this Lease; provided, however, Tenant shall pay for utilities and janitorial/trash services provided to the Premises from and after the Delivery Date.
(c)    Additionally, prior to the Rent Commencement Date, Tenant may commence business operations in the Premise following receipt a certificate of occupancy, temporary certificate of occupancy or a reasonable equivalent that allows Tenant to commence business operations in the Premises. In the event such business operations commence prior to September 1, 2023, the Rent Commencement Date shall be deemed to occur on September 1, 2023, subject to any Milestone Penalties (as defined in the Work Letter attached hereto as Exhibit C).
4.    POSSESSION.
(a)    Delivery of Possession. Landlord agrees to deliver exclusive possession of the Premises to Tenant upon the “Substantial Completion” of the Improvements in accordance with the terms of the Work Letter attached hereto as Exhibit C. Notwithstanding the foregoing, Landlord shall not be obligated to deliver possession of any portion of the Premises to Tenant (including, without limitation, for purposes of the Material Handling Vendor Access) until Landlord has received from Tenant all of the following: (i) the Prepaid Rent; (ii) the Security Deposit (iii) executed copies of policies of insurance or certificates thereof as required under Paragraph 16 of this Lease; (iv) copies of all governmental permits and authorizations required in connection with Tenant's operation of its business upon the Premises, if any; and (v) an executed original of the Hazardous Materials Questionnaire in the form attached hereto as Exhibit I. Following delivery of exclusive possession, Tenant shall have access to the Premises 24 hours per day, 7 days per week and 365 days per year.
(b)    Condition of Premises. Subject to (i) construction of the Improvements in accordance with the terms of the Work Letter attached hereto as Exhibit C, (ii) any warranties from contractors and/or manufacturers (which shall be assigned to Tenant on a nonexclusive basis), and (iii) any obligations of Landlord to maintain, replace or repair the Premises as expressly set forth in this Lease, by taking possession of any portion of the

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Premises, Tenant will be deemed to have accepted the Premises in its “AS-IS,” “WHERE-IS,” with all faults condition on the date of delivery of possession and to have acknowledged that there are no items needing work or repair. Tenant acknowledges that, except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or any portions thereof or with respect to the suitability of same for the conduct of Tenant's business or any other business.
(c)    Incentives. Tenant, at Tenant's sole cost, shall, at its option, attempt to secure certain incentives from Morgan County, Indiana and other governmental agencies. Landlord, at no additional charge to Landlord, shall use its commercially reasonable efforts to cooperate with Tenant while Tenant is securing any such incentives, provided such incentives do not impose any additional requirements, costs (unless such costs are paid by Tenant) or obligations on Landlord or any portion of the Project. Tenant shall reimburse Landlord, as additional rent, for any and all actual costs incurred by Landlord at Tenant's request in connection with Landlord's above described cooperation.
5.    RENT.
(a)    Basic Rent; NNN Charges. Tenant agrees to pay Landlord Basic Rent for the Premises on a monthly basis at the Basic Rent rate designated in Subparagraph 1(h) above, each in advance of the first day of each and every calendar month during the Term, except that the Prepaid Rent set forth in Subparagraph 1(i) shall be paid on or before ten (10) business days following the Commencement Date, and applied to the first full calendar month occurring during the Term. If the Term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the rent (as defined below) for such periods shall be prorated in the proportion that the number of days this Lease is in effect during such periods bears to thirty (30), and such rent shall be paid at the commencement of such period. In addition to the Basic Rent, Tenant agrees to pay Tenant’s Share of additional rent as provided in Paragraph 11 (Taxes), Paragraph 13 (Maintenance Expenses), and Paragraph 16 (Insurance Costs), and the Management Fee defined in Paragraph 5(d) below (collectively, the “NNN Charges”). The Basic Rent, NNN Charges, any additional rent payable pursuant to the provisions of this Lease, and any rental adjustments shall be paid to Landlord, without any prior demand therefor, and, except as expressly provided in this Lease, without any deduction or offset whatsoever, in lawful money of the United States of America, which shall be legal tender at the time of payment, at the address of Landlord designated in Subparagraph 1(c) or to such other person or at such other place as Landlord may from time to time designate in writing. Further, all charges to be paid by Tenant hereunder, including, without limitation, payments for NNN Charges, shall be considered “additional rent” for the purposes of this Lease, and the word “rent” in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Basic Rent is referenced. Basic Rent shall be adjusted as provided in Subparagraph 1(h) above. The NNN Charges for the Premises during the first year of the initial Term of this Lease are estimated to be as follows (the “Estimated NNN Charges”):

Category of NNN Charges	Estimate Per Yr./SF	Estimate Per Month/SF
Property Taxes [1]	$0.05	$0.004167
Insurance (inclusive of earthquake coverage)	$0.06	$0.005
Common Area Maintenance	$0.20	$0.01666667
Management Fee	$0.09	$.0075
(b)    Intentionally Deleted.
(c)    Late Payment. Tenant acknowledges that late payment by Tenant to Landlord of any rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to ascertain. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Premises. Therefore, if any rent or other sum due from Tenant is not received within ten (10) calendar days from when due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of such overdue payment for each month such payment remains overdue. Landlord and Tenant hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any such late payment. Additionally, all such delinquent rents or other sums, shall bear interest at the lesser of (i) eight percent (8%) per annum or (ii) the maximum legal interest rate (as applicable, the “Interest Rate”). Any payments of any kind returned for insufficient funds will be subject to an additional handling charge of $25.00.
(d)    Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise expressly provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project (as applicable), and Tenant's operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as additional rent hereunder, subject to the exclusions set forth in Exhibit M attached hereto. The NNN Charges shall include a property management fee in the amount of two percent (2%) of the then-current Base Rent and NNN Charges (the “Management Fee”) and Tenant’s Share of expenses incurred and passed through under the CC&Rs.
(e)    Controllable Expenses. Notwithstanding anything to the contrary contained herein, following the first full calendar year of the initial Term of this Lease (i.e., whereby the Estimated NNN Charges are currently anticipated to be incurred), Tenant's Percentage of “controllable expenses” shall not increase by an average of more
1 The Property Taxes estimate shown is based upon the contemplated tax abatement on the Property pursuant to the Resolution and Tax Abatement Schedule, as illustrated on the Tax Abatement Estimate table included in the Property Tax Abatement Schedule, each of which are attached hereto as Exhibit X. Please see Section 11(c) below for additional terms and conditions regarding the applicability of the Property Tax Abatement Schedule to Tenant’s obligation to pay Real Property Taxes.

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than five percent (5%) of such first full calendar year of the initial Term’s NNN Charges per calendar year on a cumulative, compounded basis. As used herein, the term “controllable expenses” means all NNN Charges other than (i) the cost of utilities; (ii) Real Property Taxes; (iii) Insurance Costs; (iv) snow and ice removal; (v) capital repairs and replacements; and (v) repair costs incurred by Landlord pursuant to the first sentence of Paragraph 13(b) below.
(f)    Audit Rights. Notwithstanding anything to the contrary contained in this Subparagraph 5(f) or elsewhere in this Lease, if Tenant disputes the amount of NNN Charges or Tenant’s Share of same set forth in any annual reconciliation statement of a prior calendar year's NNN Charges delivered by Landlord to Tenant (the “Actual Statement”), Tenant or an accounting firm selected by Tenant and reasonably satisfactory to Landlord (billing hourly and not on a contingency fee basis) will have the right not later than two hundred seventy (270) days following receipt of an Actual Statement and upon no less than ten (10) days’ notice to Landlord, to cause Landlord's general ledger of accounts, invoices and other items and records related thereto with respect to the calendar year(s) covered by such Actual Statement(s) to be audited, at no material cost or expense to Landlord except as otherwise set forth in this Lease; provided, however, Tenant shall not have the right to perform any such audit more than one (1) time for each Actual Statement provided by Landlord during the Term. Any audit conducted by or on behalf of Tenant shall be performed at Landlord's office and/or Landlord's property manager's office (at Tenant's sole election, it being the intent of the parties that Tenant shall have access to all records related to the Premises whether located at Landlord's office or Landlord's property manager's office) during Landlord's normal business hours and in a manner so as to minimize interference with Landlord's business operations. Landlord shall use commercially reasonable efforts to cooperate with Tenant's audit, and shall allow Tenant or Tenant's auditing team to make photocopies of any of Landlord's ledgers, invoices or other items and records pertaining to such audit; provided, however, Landlord shall not be obligated to make such photocopies on Tenant's behalf. Pending completion of any such audit, Tenant agrees to pay Landlord any such disputed amount of NNN Charges. If such audit discloses an overpayment by Tenant, Tenant shall receive a credit against Tenant's future NNN Charges in the amount of such overpayment until exhausted, or in the event such overpayment is determined following the expiration or earlier termination of this Lease, such overpayment shall be paid by Landlord to Tenant within thirty (30) days after such determination is made. If such audit discloses an underpayment by Tenant, Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days after such determination is made. The amounts subsequently payable under this Subparagraph 5(f) by Landlord to Tenant or Tenant to Landlord, as the case may be, will be appropriately adjusted on the basis of such audit. Additionally, if such audit discloses a liability for further refund by Landlord to Tenant in excess of three percent (3%) of the NNN Charges previously made by Tenant for such calendar year, Tenant will receive a credit against Tenant's future NNN Charges for the reasonable cost of an audit performed by a third party; otherwise the cost of such audit including Landlord's costs incurred in complying with such audit will be borne by Tenant. To the extent Landlord must pay the cost of such third party audit, such cost shall not exceed a reasonable hourly charge for a reasonable amount of hours spent by such third-party in connection with the audit. Tenant agrees to keep, and to use commercially reasonable efforts to cause its accountant and employees to keep, all information revealed by any audit of Landlord's books and records strictly confidential and not to disclose any such information or permit any such information to be disclosed to anyone other than Landlord, unless compelled to do so by a court of law in connection with the resolution of any dispute related to such audit. In the event of any dispute Landlord and Tenant over the amount of NNN Charges or the results of any audit pertaining thereto, such dispute shall be dispute resolved and determined by binding arbitration pursuant to the terms of Paragraph 34(n)(ii) below.
6.    PREPAID RENT.
On or before ten (10) business days following the Commencement Date, Tenant shall pay to Landlord the Prepaid Rent set forth in Subparagraph 1(i), and if Tenant is not in default of any provisions of this Lease beyond all applicable notice and cure periods, such Prepaid Rent shall be applied during the first (1st) full calendar month Basic Rent is due during the Term with respect to Tenant's leasing of the Premises. Landlord's obligations with respect to the Prepaid Rent are those of a debtor and not of a trustee, and Landlord can commingle the Prepaid Rent with Landlord's general funds. Landlord shall not be required to pay Tenant interest on the Prepaid Rent. Landlord shall be entitled to immediately endorse and cash Tenant's Prepaid Rent; however, such endorsement and cashing shall not constitute Landlord's acceptance of this Lease. In the event Landlord does not accept this Lease, Landlord shall return said Prepaid Rent. If Landlord sells the Premises and deposits with the purchaser the Prepaid Rent, Landlord shall be discharged from any further liability with respect to the Prepaid Rent.
7.    SECURITY DEPOSIT.
On or before ten (10) business days following the Commencement Date, Tenant shall pay to Landlord the Security Deposit.  The Security Deposit shall be held by Landlord as security for the full and faithful performance of each provision of this Lease to be performed by Tenant.  The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default.  Upon each occurrence of an event of default (as described in Section 20), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such event of default, without prejudice to any other remedy provided herein or provided by law.  If any portion is so used, Tenant shall pay Landlord within ten (10) business days following demand the amount that will restore the Security Deposit to its original amount.  Except as required by law, Tenant shall not be entitled to any interest on the Security Deposit and Landlord is not required to keep the Security Deposit separate from Landlord’s own funds.  The Security Deposit shall be the property of Landlord, but any remaining balance thereof shall be paid to Tenant within thirty (30) days after the expiration of this Lease.  Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord’s obligations under this Section 7.  Tenant hereby agrees not to look to any mortgagee for accountability for the Security Deposit, unless said sums have actually been received by such mortgagee as security for Tenant’s performance of this Lease.
8.    USE OF PREMISES AND PROJECT FACILITIES.
(a)    Tenant's Use of the Premises. Tenant shall use the Premises for the use or uses set forth in Subparagraph 1(d) above, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Except as expressly set forth in this Lease, Landlord makes no representations or warranties that said use of the Premises or any other use of the Premises is permitted by any duly constituted public authority having jurisdiction over the Premises or the conduct of Tenant's business.

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(b)    Compliance. At Tenant's sole cost and expense, Tenant shall procure, maintain and hold available for Landlord's inspection, all governmental licenses and permits required for Tenant's use of the Premises and the proper and lawful conduct of Tenant's business from the Premises. Tenant shall at all times during the Term of this Lease, at its sole cost and expense, observe and comply with the certificate of occupancy issued for the Building and all laws, statutes, zoning restrictions, ordinances, rules, regulations and requirements of any duly constituted public authority having jurisdiction over the Premises now or hereafter in force relating to or affecting the use, occupancy, alteration or improvement of the Premises including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990, as amended (the “ADA”). Tenant shall not use or occupy the Premises in violation of any of the foregoing. Tenant shall, upon written notice from Landlord, discontinue any use of the Premises which is declared by any governmental and/or quasi-governmental authority having jurisdiction over the Premises to be a violation of law or of said certificate of occupancy. Tenant shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters or any other insurance authority having jurisdiction over the Premises or any present or future insurer relating to the Premises. Provided that Landlord has provided Tenant with written notice identifying Tenant's use or action that is causing such non-compliance, if Tenant has not thereafter cured such non-compliance within ten (10) business days, Tenant shall, within thirty (30) days following demand, reimburse Landlord for any additional premium charged for any existing insurance policy or endorsement required by reason of Tenant's failure to comply with the provisions of this Paragraph 8. Tenant shall not use or knowingly allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or knowingly permit any nuisance in, on or about the Premises. Tenant shall comply with all restrictive covenants and obligations created by recorded agreements which affect the use and operation of the Premises, including, without limitation, the Rules and Regulations referred to in Paragraph 32 and attached hereto as Exhibit F. Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall keep the Premises in first-class repair and appearance, ordinary wear and tear excepted. Further, Tenant's business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate or minimize such vibration or noise. Tenant shall be responsible for all structural engineering required to determine structural load, as well as the expense thereof.
Notwithstanding the foregoing, Landlord agrees, as and when required by applicable law, to be responsible at its sole cost and expense for causing the Building, the Premises and the common areas of the Project to comply with the terms of the ADA existing as of the Commencement Date; provided, however, to the extent Landlord is required to incur any such costs as a result of Tenant's unique use of the Premises which is other than Tenant's Permitted Use of Premises, or as a result of any Alterations to the Premises made by or on behalf of Tenant after the Delivery Date, Tenant agrees to promptly reimburse Landlord for the same as additional rent hereunder within thirty (30) days following receipt of an invoice therefor.
(c)    Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released into the environment or disposed of in, on, under or about the Premises by Tenant, its agents, employees, contractors or invitees, in violation of the terms of Exhibit H attached hereto.
(d)    Parking. Landlord grants to Tenant and Tenant's customers, suppliers, employees and invitees, a non-exclusive license to use all of the vehicle parking spaces within the designated parking areas at the Premises as shown on Exhibit K attached hereto. Landlord reserves the right at any time to promulgate commercially reasonable rules and regulations relating to the use of such parking areas.
(e)    Survival. The provisions of this Paragraph 8 shall survive any termination of this Lease.
9.    SURRENDER OF PREMISES; HOLDING OVER.
(a)    Upon the expiration of the Term of this Lease including any extension periods, Tenant shall surrender to Landlord the Premises and all Improvements and/or Alterations (as defined in Paragraph 14 below) in reasonable condition, except for ordinary wear and tear, and Alterations Tenant has the right or is obligated to remove, if any, under the provisions of Paragraph 14 herein. Tenant shall not be required to remove or restore at the expiration or earlier termination of this Lease (i) any improvements existing in the Premises as of the Delivery Date, (ii) any of the initial Tenant Improvements constructed prior to the Rent Commencement Date, (iii) Tenant's cabling or wiring of the Premises, or (iv) any Alterations which are typical office or warehouse improvements. Subject to Paragraph 14, before the expiration of the Term, Tenant shall remove all personal property, and shall perform all restoration made necessary by the removal of any Alterations or Tenant's personal property before the expiration of the Term, including, for example, restoring all damaged wall surfaces and the floor slab to their condition prior to the removal of such Alterations or personal property. Landlord may elect to retain or dispose of in any manner Tenant's personal property not removed from the Premises by Tenant prior to the expiration of the Term. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord's retention or disposition of Tenant's personal property that has not been removed by Tenant prior to the expiration of the Term. Tenant shall be liable to Landlord for Landlord's actual and reasonable costs for storage, removal or disposal of Tenant's personal property.
(b)    Subject to the provisions of this Paragraph 9, including, but not limited to, Paragraph 9(e) below, if Tenant holds over after the expiration of the Term of this Lease (as may extended by virtue of Tenant exercising its Extension Option) with or without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case Basic Rent shall be payable at a monthly rate of one hundred fifty percent (150%) of the Basic Rent applicable during the last rental period of the Term under this Lease. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein.
(c)    Except as provided in Paragraph 9(e) below, nothing contained in this Paragraph 9 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Paragraph 9 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Term of this Lease by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received.

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(d)    Tenant acknowledges that any holding over without Landlord's express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver; provided, however, Tenant shall not be liable for damages resulting from a holdover until the later of (i) the date that is 90 days after the expiration of the Term of this Lease (as may extended by virtue of Tenant exercising its Extension Option), or (ii) thirty (30) days after Landlord notifies Tenant that Landlord has entered into a new lease or sale agreement regarding the Premises. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Term of this Lease, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney's fees in connection therewith.
(e)    Notwithstanding the foregoing, in the event Tenant provides written notice to Landlord no less than seven (7) months prior to the expiration of the Term of this Lease (as may extended by virtue of Tenant exercising its Extension Option) indicating Tenant's intention to holdover beyond such expiration of the Term, Tenant shall be permitted to retain occupancy of the Premises at the end of the Term for a period of up to ninety (90) days by paying to Landlord on a monthly basis the then current Basic Rent and additional rent (including NNN Charges, the cost of utilities and janitorial services). After such 90-day period (if applicable), the terms of this Paragraph 9 above shall apply to such holdover.
10.    SIGNAGE.
Tenant shall, at its sole cost and expense (subject to application of the Allowance, as provided in the Work Letter), be entitled to install the following signage: (i) Tenant's name/logo on Building top back-lit signs located in two (2) of the three (3) proposed locations shown on Exhibit G attached hereto (subject to governmental approval), (ii) Tenant's name/logo back-lit, at, near or above the main entrance to the Premises, (iii) Tenant's name back-lit on the top-billing panel of the existing monument sign, and (iv) appropriate directional signage around the Building and Project, including, but not limited to, directional signs to Tenant's loading areas, Tenant's parking and Tenant's entrance (collectively “Tenant's Signage”), the details and/or approximate locations of which are depicted on Exhibit G attached hereto. Notwithstanding the foregoing, Tenant may elect, in Tenant's sole discretion, to install such signage using the names and/or logos of one or more of brands or marks controlled by Tenant, in addition to or in lieu of Tenant's name/logo. Tenant's Signage shall be subject to all applicable laws and Landlord's prior reasonable approval, which shall not be unreasonably withheld, conditioned or delayed. Except as set forth above, Tenant shall have no right to install or maintain Tenant identification signs in any other location in, on or about the Premises and shall not display or erect any other signs, displays or other advertising materials that are visible from the exterior of the Building. The size, design, color and other physical aspects of permitted sign(s) shall be subject to: (i) Landlord's written approval prior to installation, which approval shall not be unreasonably withheld, conditioned or delayed so long as the proposed signage is in compliance with all applicable laws, and (ii) any applicable municipal or governmental permits and approvals. The cost of the sign(s), including the installation, maintenance and removal thereof, shall be at Tenant's sole cost and expense (subject to application of the Allowance, as provided in the Work Letter). Upon the expiration or earlier termination of this Lease, Landlord shall, at Tenant's sole cost and expense, (i) cause all of Tenant's Signage to be removed from the exterior and interior of the Building and the common areas of the Project, (ii) repair any damage caused by the removal of Tenant's Signage, and (iii) restore the underlying surfaces to the condition existing prior to the installation of Tenant's Signage, reasonable wear and tear excepted; provided, however, in no event shall Tenant be required to remove any monument sign (i.e., Tenant shall only be required to remove Tenant's sign panel(s) located thereon). Tenant shall reimburse Landlord for all costs incurred by Landlord, if any, within thirty (30) days following Tenant's receipt of Landlord's invoice, to effect such installation, maintenance or removal, which amount shall be deemed additional rent, and shall include, without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord's costs, expenses and actual reasonable attorneys' fees. Any sign rights granted to Tenant under this Lease are personal to Tenant and successors to Tenant pursuant to any Permitted Transfer, but otherwise may not be assigned, transferred or otherwise conveyed to any other assignee or subtenant of Tenant without Landlord's prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
11.    TAXES.
(a)    Personal Property Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operations as well as upon all trade fixtures, leasehold improvements, merchandise and other personal property in or about the Premises.
(b)    Real Property Taxes. On and after the Rent Commencement Date and throughout the Term of this Lease (as the same may be extended), Tenant shall pay, as additional rent, Tenant’s Share of all Real Property Taxes, including all taxes, assessments (general and special) and other impositions or charges which may be taxed, charged, levied, assessed or imposed with respect to any calendar year or part thereof included within the Term upon all or any portion of or in relation to the Premises or any portion thereof, any leasehold estate in the Premises or measured by rent from the Premises, including any increase caused by the transfer, sale or encumbrance of the Premises or any portion thereof, but excluding any taxes, assessments (general and special) and other impositions or charges that relate to any portion of the Project that is not included in the Premises, and subject to the Tax Abatement (as defined in Section 11(c) below). “Real Property Taxes” (sometimes referred to herein as “Taxes” and “Tax Expenses”) shall also include any form of assessment, levy, penalty, charge or tax (other than estate, inheritance, net income or franchise taxes or as otherwise in Exhibit M attached hereto) imposed by any authority having a direct or indirect power to tax or charge, including, without limitation, any city, county, state, federal or any improvement or other district, whether such tax is: (1) determined by the area of the Premises or the rent or other sums payable under this Lease; (2) upon or with respect to any legal or equitable interest of Landlord in the Premises or any part thereof; (3) upon this transaction or any document to which Tenant is a party creating a transfer in any interest in the Premises; (4) in lieu of or as a direct substitute in whole or in part of or in addition to any Real Property Taxes on the Premises; (5) based on any parking spaces or parking facilities provided at the Premises; or (6) in consideration for services, such as police protection, fire protection, street, sidewalk and roadway maintenance, refuse removal or other services that may be provided by any governmental or quasi-governmental agency from time to time which were formerly provided without charge or with less charge to property owners or occupants. Tenant shall pay Real Property Taxes on or before the date any taxes or installments of taxes would become delinquent as determined by the taxing authority, evidenced by the tax bill, and subject to Landlord providing thirty (30) days advanced notice as stated below. Landlord shall determine and notify Tenant of the amount of Real Property Taxes not less than thirty (30) days in advance of the date such tax or installment of taxes is

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due and payable. In the event Landlord fails to deliver such timely determination and notice to Tenant, then Tenant shall have thirty (30) days from receipt of such notice to remit payment of Real Property Taxes to Landlord. The foregoing notwithstanding, upon notice from Landlord, Tenant shall pay, as additional rent, Real Property Taxes to Landlord in advance monthly installments equal to one twelfth (1/12) of Landlord's reasonable estimate of the Real Property Taxes payable under this Lease, together with monthly installments of Basic Rent, and Landlord shall hold such payments in a non-interest bearing account. Landlord shall determine and notify Tenant of any deficiency in the impound account Tenant shall pay any deficiency of funds in the impound account on or before the date such taxes or installments of taxes would become delinquent as determined by the taxing authority. In the event Landlord fails to deliver such timely deficiency determination and notice to Tenant, then Tenant shall have thirty (30) days from receipt of such notice to remit payment of such deficiency to Landlord. If Landlord determines that Tenant's impound account has accrued an amount in excess of the Real Property Taxes due and payable, then such excess shall be credited to Tenant within thirty (30) days from receipt of said notice from Landlord.
(c)    Real Property Tax Abatement. Landlord and Tenant hereby acknowledge and agree that the Declaratory Resolution for the Designation of an Economic Revitalization Area on the Application of Raindrop, LLC FBO Westpoint Building V, LLC, in the form attached hereto as part of Exhibit X (the “Resolution”), is scheduled to be approved by Morgan County on May 9, 2022, but will not be formally signed and recorded until approximately thirty (30) days after such approval occurs. Given that the Resolution has not been signed and recorded prior to the date of this Lease, and notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby acknowledge and agree that Tenant’s obligation to pay Property Taxes with regard to the Building assessment, which shall be in accordance with the assessment by the applicable tax authority, shall be abated during the Lease Term pursuant to the annual Building Abatement percentage (%) set forth in the Property Tax Abatement Schedule attached hereto as Exhibit X, regardless of whether the Resolution is approved in the form attached hereto as Exhibit X (the “Tax Abatement”). Furthermore, Landlord hereby agrees to provide Tenant with written confirmation of the approval, signing and recording of the Resolution promptly following the occurrence of same.
(d)    Contests. Tenant shall have such rights, at any time during the Term hereof as may be extended, and Tenant's sole cost and expense, to contest the validity or amount of Real Property Taxes for the tax parcel(s) on which the Premises is located as are permitted by law, either in its own name or in the name of the Landlord, in either case with Landlord's reasonable cooperation, at no cost to Landlord. In conjunction with any such contest, Landlord shall make reasonably available to Tenant such information in Landlord's files as Tenant may reasonably request with respect to Real Property Taxes. Tenant shall indemnify and hold Landlord harmless from all cost, loss, damage and expense incurred in the prosecution of any such contest by Tenant. Notwithstanding the foregoing, Tenant shall continue to pay, prior to the date such taxes or installments of taxes would become delinquent as determined by the taxing authority, any and all Real Property Taxes during the period in which such Real Property Taxes is being contested.
12.    UTILITIES; INTERRUPTIONS.
(a)    On and after the Delivery Date and throughout the Term of this Lease, Tenant shall pay directly to the utility companies providing such services, the cost of all water, gas, heat, light, power, sewer, electricity, telephone or other service metered, chargeable or provided to the Premises. Tenant shall have the option of selecting the utility provider if alternate service providers are available and/or secured by Tenant at Tenant's cost and only so long as such selection does not delay Landlord's construction of the Improvements. Tenant shall have the ability to use and control all utilities servicing the Premises, 24 hours per day, 7 days per week, and 365 days a year. Except as expressly set forth in Paragraph 12(b) below, Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises. No such failure or interruption shall entitle Tenant to terminate this Lease or, except as otherwise expressly provided below in this Paragraph 12, abate rent in any manner and Tenant hereby waives the provisions of any applicable existing or future law, ordinance or regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.
(b)    Notwithstanding anything to the contrary contained in this Lease, if Tenant's use of or access to all or any material portion of the Premises is impaired due to Landlord's negligence or willful misconduct (including, but not limited to, (i) an interruption of utility or mechanical services or any other essential services provided to the Premises, (ii) existence of hazardous materials, or (iii) damage or destruction), and such interruption materially interferes with the conduct of Tenant's business in the Premises for three (3) consecutive business days (including Saturdays and Sundays if Tenant is then operating its business in the Premises 7 days per week) or ten (10) non-consecutive business days in any twelve (12) month period (such 3 consecutive business day period or 10 day period, as applicable, is referred to herein as the “Eligibility Period”), then Tenant shall be entitled to an equitable abatement of monthly Basic Rent and additional rent under this Lease based upon the portion of the Premises affected thereby (provided that if the operation of Tenant's business from the remainder of the Premises not affected thereby is not reasonably practicable under the circumstances and Tenant in fact does not operate for business from the remainder of the Premises, all monthly Basic Rent and additional rent under this Lease shall be subject to such abatement) from the commencement of the Eligibility Period until the applicable material impairment is cured; provided, however, that if Landlord is diligently pursuing the repair of such impairment and, if applicable to the nature of such impairment, Landlord provides substitute services reasonably suitable for Tenant's purposes and Tenant is thereafter able to conduct its business in the Premises, such as for example, bringing in portable air-conditioning equipment, then there shall not be any abatement of Rent. The provisions of this Paragraph 12 shall not, however, apply in the event of a damage or casualty or in the event of a taking (except where the same is caused by Landlord's negligence or willful misconduct) or condemnation.
(c)    Utility Companies servicing the Premises as of the Commencement Date are:
(i)    Electrical – Hendricks Power Cooperative
(ii)    Water – Citizens Water
(iii)    Gas – Vectren
(iv)    Phone – TDS Telecom
(v)    Sewer – Hendricks County Sewer

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(d)    Tenant, at Tenant's sole option and cost, shall have the right to select its telecommunications vendor / provider. As part of the Landlord's Work, Landlord shall bring conduit to the Premises. Subject to application of the Allowance, as provided in the Work Letter, Tenant shall be solely responsible for any costs incurred in connection with bringing the fiber into the above described conduit. Tenant, at no additional charge to Tenant, shall have (i) the right use the existing Building’s conduits/risers and/or install additional conduits/risers for Tenant’s cabling, and (ii) reasonable access to all areas within the Premises and Building, including the Building’s MPOE (main point of entry), to install the required infrastructure to service Tenant’s IT and telecommunications requirements.
(e)    Tenant shall have the right to seek Renewable Energy Credits from Wabash Valley / Hendrick Power Cooperative (utility provider), with further information can be found at https://www.wvpa.com/power-supplydiversity/renewable-energy/.
13.    MAINTENANCE AND REPAIR.
(a)    Performed by Tenant.
(i)    Except as provided below, Tenant shall maintain, repair and replace the Premises in good condition, including, without limitation, maintaining, repairing and replacing (as necessary) of all of the following: exterior and interior walls, including painting (provided under no circumstances shall Tenant be required to repaint the entire Building during the first 10-years of the Lease Term), but excluding the Building’s external façade; floors; ceilings; telephone equipment and wiring; doors; interior windows and fixtures (excluding skylights, if any), as well as damage caused by Tenant, its agents, contractors, employees or invitees. Upon expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as existed at the commencement of the Term, except for reasonable wear and tear or damage caused by fire or other casualty. Tenant shall, at its own expense, provide, install and maintain in good condition all of its personal property required in the conduct of its business on the Premises. If Tenant refuses or neglects to repair, replace and maintain the Premises as required hereunder and to the reasonable satisfaction of Landlord, Landlord may at any time following thirty (30) days from the date on which Landlord shall make a written demand on Tenant to effect such repair, replacement and maintenance for which Tenant is responsible for pursuant to this Lease (emergencies excepted, in which case no such demand shall be less than five (5) days or otherwise commensurate with the urgency of the pending emergency), enter upon the Premises and make such repairs, replacements and/or maintenance, without liability to Tenant for any loss or damage which might occur to Tenant's merchandise, fixtures or other property or to Tenant's business by reason thereof so long as Landlord uses commercially reasonable efforts to coordinate such access with Tenant to not materially and adversely interfere with Tenant's business and not cause any unreasonable loss or damage to Tenant. Upon completion thereof, Tenant shall pay to Landlord, Landlord's costs for making such repairs plus interest equal to five percent (5%) for overhead, within thirty (30) days from delivery to Tenant of a bill therefor.
(ii)    Tenant shall, at its sole cost and expense (subject to Landlord's obligations with respect to capital replacements pursuant to the terms of Paragraph 13(b) below), also maintain and repair, and enter into a regularly scheduled and commercially reasonable preventive maintenance/service contract with a maintenance contractor to service, all hot water, heating and air conditioning systems and equipment (“HVAC”) within the Premises, or which serve the Premises exclusively, including, without limitation, any rooftop package HVAC units, distribution lines and internal venting systems; provided, however, during the Term, Landlord, at Landlord's sole cost and expense and not part of the NNN Charges, shall be responsible for any and all capital repairs or replacements of the HVAC (except to the extent such capital repairs or replacements are required as a result of negligence or willful misconduct of Tenant or any of Tenant's Parties, in which case Tenant shall pay to Landlord, as additional rent, the costs of such capital repairs or replacements). Landlord hereby represents and warrants to Tenant that the HVAC system is designed to maintain 65 degrees Fahrenheit inside at 0 degrees Fahrenheit outside air temperature, and Tenant may use the HVAC system accordingly. All cleaning and janitorial services, including regular removal of trash and debris, for the Premises shall be performed and obtained, at Tenant's sole cost and expense, exclusively by or through Tenant, Tenant's employees or Tenant's janitorial contractors. All applicable maintenance/service contracts shall include all services recommended by the equipment manufacturer within the operation/maintenance manual, shall become effective following the date Tenant takes possession of the Premises, and a copy thereof shall be delivered to Landlord within thirty (30) days following Tenant's receipt of written request therefor. If Tenant fails to maintain any or all of such service contracts, Landlord may provide written notice to Tenant that, if such failure continues for thirty (30) days following such notice, Landlord shall procure and maintain any or all of such lacking service contracts. If Tenant fails to timely procure such missing service contracts, and if Landlord thereafter elects to procure same, Tenant shall reimburse Landlord for the actual cost with five percent (5%) for overhead, as additional rent, within thirty (30) days following demand and copies of the invoices for same.
(b)    Performed by Landlord. Subject to reimbursement by Tenant as hereinafter provided, Landlord shall be responsible to repair and maintain, in good condition, and replace, if necessary; the Building’s external façade, external windows (including being weather-tight), skylights (if any), the Building electrical systems (e.g., main electrical system, electrical transformers and panels), plumbing and sewerage systems, including without limitation, those portions of the systems lying outside the Premises; the paved and hardscaped parking and driveway areas (including resurfacing and restriping); gutters and downspouts on the Building; the outside areas of the Premises and every part thereof, including, without limitation, the soil, landscaping (including replacement thereof), sprinkler system, walkways, parking areas (including periodic sweeping), Project or Building signs (but excluding Tenant's signs), site lighting and pest control and any common areas of the Project; provided, however, any costs incurred by Landlord for items which are covered under any contractor, manufacturer or supplier warranty or any maintenance or service contract, shall not be reimbursable by Tenant. Tenant acknowledges that none of the foregoing repair costs incurred by Landlord shall be deemed part of “controllable expenses” for purposes of Paragraph 5(e) above. Notwithstanding the foregoing, and in addition to the obligations of Landlord set forth above, Landlord, at Landlord's sole cost and not subject to reimbursement by Tenant, nor part of as NNN Charges or Maintenance Expenses, shall be responsible for (A) maintenance, structural repairs and replacements in connection with (i) the roof structure, the roof membrane and surface; (ii) the foundation, exterior, structural and load bearing walls, and the structural integrity of the Building (including skylights, if any), and (iii) structural plumbing (i.e., within or below the slab of the Building), (B) latent defects during the of the Lease Term, (C) any and all capital repairs or replacements of the HVAC (except to the extent such capital repairs or replacements are required as a result of negligence or willful misconduct of Tenant or any of Tenant's Parties, in which case Tenant shall pay to Landlord, as additional rent, the costs of such capital repairs or replacements), and (D) non-HVAC capital

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replacements (unless required in connection with a new code or law enacted after the Commencement Date, in which case Tenant shall be responsible for such annual amortization costs so long as the same are amortized over the useful life of the applicable capital replacement (but in no event less than ten (10) years at 2% over the then published Prime Rate) to the extent made and chargeable during the first ten (10) years of the Lease Term (i.e., after the first ten (10) years of the Lease Term Tenant shall be responsible for such annual amortization costs so long as the same are amortized over the useful life of the applicable capital replacement (but in no event less than ten (10) years at 2% over the then published Prime Rate)); provided, however, to the extent such repairs or replacements are required as a result of the negligence or willful misconduct of Tenant or any of Tenant's Parties, Tenant shall pay to Landlord, as additional rent, the costs of such repairs and/or replacements within thirty (30) days following Tenant's receipt of Landlord's invoice for same. For purposes of this Lease, the term “Prime Rate” shall be deemed to mean the prime rate quoted by Wells Fargo Bank on the date such Prime Rate is to be determined pursuant to the terms hereof.
(c)    Reimbursement by Tenant. Prior to the commencement of each calendar year, Landlord shall give Tenant a written estimate of the expenses Landlord anticipates will be incurred for the ensuing calendar year with respect to the maintenance, repair and replacement to be performed by Landlord as herein described (the “Maintenance Expenses”). Tenant shall pay, as additional rent, such estimated expenses as part of the NNN Charges concurrent with its payment of Basic Rent. Within ninety (90) days after the end of each calendar year, Landlord shall furnish Tenant with the Actual Statement for the prior calendar year's NNN Charges pursuant to Subparagraph 5(f) above, showing in reasonable detail, among other items, the actual expenses incurred for the previous calendar year (or portion thereof, as applicable), and the parties shall within forty-five (45) days thereafter make payment or allowance as necessary to adjust Tenant's estimated payments to the actual expenses as shown by the Actual Statement submitted by Landlord. If Landlord shall determine at any time that the estimate of expenses for the current calendar year is or will become inadequate to meet all such expenses for any reason, Landlord shall immediately determine the appropriate amount of such inadequacy and issue a supplemental estimate as to such expenses, and Tenant shall pay a prorata increase in the estimated expenses as reflected by such supplemental estimate within thirty (30) days following receipt of written request from Landlord; provided, however, Landlord shall be limited to making any such increase to the estimated expenses one (1) time per calendar year, other than the routine annual adjustment when the Actual Statement is delivered to Tenant. Tenant's failure to timely pay any of the charges in connection with the performance of its maintenance and repair obligations to be paid under this Paragraph 13 shall, subject to all applicable notice and cure periods, constitute a material default under this Lease.
Landlord shall keep or cause to be kept separate and complete books of account covering costs and expenses incurred in connection with its maintenance and repair of the Building and outside areas and Project common areas (and such records and books shall be made reasonably available to Tenant if requested by Tenant for Tenant's review in the event of an audit pursuant to Subparagraph 5(f)), which costs and expenses shall include, without limitation but subject to the exclusions set forth in Exhibit M attached hereto, the actual costs and expenses incurred in connection with labor and material utilized in performance of the maintenance and repair obligations hereinafter described, public liability, property damage and other forms of insurance which Landlord may, or is required to, maintain, employment of such personnel as Landlord may deem reasonably necessary, payment or provision for unemployment insurance, worker's compensation insurance and other employee costs, depreciation of machinery and equipment used in connection with the maintenance of the outside areas, the cost of bookkeeping and accounting services, assessments which may be levied against the Premises under any recorded covenants, conditions and restrictions, and any other items reasonable necessary from time to time to properly repair, replace and maintain the outside areas and any interest paid in connection therewith. Landlord may elect to delegate its duties hereunder to a professional property manager subject to the costs set forth herein for said property management services.
Except as provided in Paragraphs 12(b) and 17 hereof, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, Alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein.
(d)    Tenant's Right to Make Certain Repairs. Notwithstanding the provisions of Paragraph 13(b), above, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord (i.e., which is Landlord's responsibility under this Lease), and Landlord fails to take such action within a reasonable period of time given the circumstances (i.e., no more than five (5) business days if Landlord's failure to act has a material adverse effect on Tenant's access to or use of the Premises; otherwise 30 days), after the receipt of such written notice, then Tenant may proceed to take the required action upon delivery of an additional two (2) business days' prior written notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced within such two (2) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's actual and reasonable costs and expenses in taking such action, plus interest equal to eight percent (8%) per annum. In the event Tenant takes such action, Tenant shall use only qualified contractors which normally and regularly perform similar work in comparable buildings. Promptly following completion of any work taken by Tenant pursuant to the terms of this Paragraph 13(d), Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall have the right to deduct the amount set forth in such invoice from Basic Rent payable by Tenant under this Lease (not to exceed one-half of the Basic Rent due Landlord in any applicable month, but to be deducted each month until the amount in the invoice from Tenant is fully reimbursed to Tenant), which right shall be Tenant's sole remedy in such instance. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Basic Rent, but rather, as Tenant's sole remedy, Tenant may proceed to claim a default by Landlord under this Lease; provided, however, under no circumstances shall Tenant be allowed to terminate this Lease based upon such default by Landlord. For purposes of the immediately preceding sentence only, Landlord shall not be entitled to claim that Tenant's incurred charges are excessive if Tenant (i) competitively bid such applicable work to two (2) qualified licensed contractors, and (ii) selects the lowest qualified bidder to perform such applicable work.
14.    ALTERATIONS.
(a)    Alterations. Except as set forth below, Tenant shall not make any alterations to the Premises (“Alterations”), including any changes to the existing landscaping, without Landlord's prior written consent, which

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consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Landlord acknowledges and agrees that the defined term Alterations shall expressly exclude any of the initial Improvements to the Premises performed by Landlord pursuant to the Work Letter. For requested Alterations which do not adversely affect the structure of the Building, the exterior appearance, or the Building's base systems and equipment, Landlord shall grant or deny its consent thereto within ten (10) business days following Tenant's notice, and Landlord shall not unreasonably withhold, condition or delay its consent thereto. For other requested Alterations by Tenant or on behalf of Tenant after the Commencement Date, Landlord shall grant or deny its consent to the proposed Alterations in its sole and absolute discretion. Any Alterations made shall remain on and be surrendered with the Premises upon expiration of the Term, except that Landlord may, at the time it provides its consent to any Alterations which are not Pre-Approved Alterations (defined below) and which are not typical office or warehouse improvements (provided the parties hereto agree that any office improvements constituting greater than 3.75% of the total square footage of the Premises shall not be deemed typical), elect to require Tenant to remove any Alterations which Tenant may have made to the Premises. If Landlord so elects in a written notice to Tenant to require such removal, Tenant shall, at its own cost, restore the Premises to the condition designated by Landlord in its election prior to Tenant vacating the Premises. Notwithstanding the foregoing, Landlord's prior approval shall not be required for any alteration to the interior of the Premises that is of a cosmetic nature that satisfies all of the following conditions (hereinafter a “Pre-Approved Alteration”): (i) to the extent reasonably required by Landlord or by law due to the nature of the work being performed, Tenant delivers to Landlord final plans, specifications, working drawings, permits and approvals for such Alterations at least ten (10) days prior to commencement of the work thereof; (ii) Tenant and such Alterations otherwise satisfy all other conditions set forth in this Paragraph 14; (iii) the making of such Alterations will not otherwise cause a default by Tenant under any provision of this Lease; and (iv) the making of such Alterations will not affect the Building structure or systems. Tenant shall pay to Landlord, within thirty (30) days after written demand, the costs of any increased insurance premiums incurred by Landlord to include such Alterations in the causes of loss – special form property insurance obtained by Landlord pursuant to this Lease, if Landlord elects in writing to insure such Alterations; provided, however, Landlord shall not be required to include the Alterations under such insurance. If the Alterations are not included in Landlord's insurance, Tenant shall insure the Alterations under its causes of loss-special form property insurance pursuant to this Lease.
If Landlord should fail to notify Tenant in writing of its decision regarding the proposed Alteration(s) within the ten (10) business day period described above, Landlord shall be deemed to have refused consent to such applicable Alteration(s); provided, however, if Landlord shall be deemed to have refused to consent to such Alteration(s) as stated in this sentence above, Tenant may deliver to Landlord an additional request for Landlord's consent (“Tenant's Additional Alteration Notice”). In the event Landlord fails to either approve or disapprove such applicable Alteration(s) in accordance with the terms of this Lease within five (5) business days following Landlord's receipt of Tenant's Additional Alteration Notice, Landlord shall be deemed to have granted its consent to such applicable Alteration(s). Tenant acknowledges that the Tenant's Additional Alteration Notice will not be deemed given to Landlord unless the same contains the following language (in at least 12 point, bold face and all capital letters): “LANDLORD'S FAILURE TO EITHER APPROVE OR DISAPPROVE SUCH ALTERATION(S) IN ACCORDANCE WITH THE TERMS OF THE LEASE WITHIN FIVE (5) BUSINESS DAYS FOLLOWING RECEIPT OF THIS NOTICE MAY RESULT IN LANDLORD BEING DEEMED TO HAVE CONSENTED TO SUCH ALTERATION(S) PURSUANT TO PARAGRAPH 14(a) OF THE LEASE”.
(b)    Standard of Work. Prior to Tenant's alteration of the Premises, Tenant shall contract with a contractor approved by Landlord (with such approval not to be unreasonably withheld, conditioned or delayed) for the construction of such Alterations, shall secure all appropriate governmental approvals and permits, if any, and shall complete such Alterations with due diligence, in a first-class manner, in compliance with plans and specifications approved by Landlord (with such approval not to be unreasonably withheld, conditioned or delayed), and in compliance with all applicable laws, statutes and regulations; provided, however, Landlord shall not be required to approve of any contractor selected by Tenant to perform a Pre-Approved Alteration so long as such contractor is licensed. Landlord shall not impose any construction standards which are in excess of applicable building codes or laws or charge any fees or construction management or supervision fee in connection with Tenant's Alterations. Tenant shall pay all costs for such construction (including any actual out-of-pocket costs incurred by Landlord with a third party in connection with Landlord's supervision of such construction and/or review of plans and specifications, etc.) and shall keep the Premises free and clear of all mechanics' liens which may result from construction by Tenant. Landlord shall have the right, but not the obligation, to inspect periodically the work on the Premises and Landlord may require changes in the method or quality of the work if such work is substandard in nature or not being performed in a commercially reasonable manner as reasonably determined by a third party qualified contractor mutually selected by Landlord and Tenant in good faith.
(c)    Liens. Tenant shall pay all costs for such construction and shall keep the Premises free and clear of all mechanics' and materialmens' liens which may result from construction by Tenant. Tenant shall provide at least ten (10) days prior written notice to Landlord before any labor is performed, supplies furnished or services rendered on or at the Premises and Landlord shall have the right to post on the Premises notices of non-responsibility provided, however, Tenant shall not be required to provide such ten (10) days prior written notice to Landlord in connection with any Alteration that Tenant previously requested Landlord's consent and previously notified Landlord of the construction start date applicable thereto.
15.    RELEASE AND INDEMNITY.
As material consideration to Landlord, Tenant agrees that, except to the extent resulting from the gross negligence or willful misconduct of any of the Landlord Indemnified Parties (as hereinafter defined) and not covered by the insurance carried by Tenant or otherwise required to be carried by Tenant pursuant to the terms of this Lease, Landlord, its agents, successors-in-interest with respect to the Premises and their respective directors, officers, partners, members, employees, shareholders, agents and representatives and the directors, officers, partners, members, employees, shareholders, agents and representatives of the partners or members of Landlord (collectively, the “Landlord Indemnified Parties”) shall not be liable to Tenant, its agents, employees, invitees, licensees and other persons claiming under Tenant for: (i) any damage to any property entrusted to employees of the Premises, Landlord or the Landlord Indemnified Parties, (ii) loss or damage to any property by theft or otherwise, (iii) consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein, or (iv) any injury or damage to person or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Premises or from pipes, appliances or plumbing work therein or from the roof, street, sub-surface or from any other place or resulting from dampness or any other causes whatsoever. Landlord and/or the Landlord Indemnified Parties shall not be liable for interference with light or other incorporeal hereditaments, nor shall Landlord or the Landlord Indemnified Parties be liable for any latent defects in the Premises (except during the first two (2) years of the Lease Term as expressly provided in this Lease). Tenant

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shall give prompt notice to Landlord in case of fire or accidents in the Premises and of defects therein or in the fixtures or equipment located therein.
To the fullest extent permitted by law, Tenant agrees to indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold harmless Landlord and the Landlord Indemnified Parties from (i) all claims, actions, liabilities, and proceedings arising from Tenant's use of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant, its agents, contractors, sublessees, employees or invitees, in or about the Premises and any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease, or arising from any act, neglect, fault or omission of Tenant, or of its agents, contractors, employees or invitees, and (ii) any and all reasonable costs, attorneys' fees, expenses and liabilities incurred with respect to any such claims, actions, liabilities, or proceedings, and in the event any actions or proceedings shall be brought against Landlord by reason of such claims, Tenant, upon written notice from Landlord, shall defend the same at Tenant's expense by counsel reasonably approved in writing by Landlord. Except as to damage or injury resulting from the gross negligence or willful misconduct of any of the Landlord Indemnified Parties and not covered by the insurance carried by Tenant or otherwise required to be carried by Tenant pursuant to the terms of this Lease, Tenant hereby assumes all risk of damage to property or injury to person in, upon or about the Premises from any cause whatsoever, and Tenant hereby waives all its claims in respect thereof against Landlord except where caused by the gross negligence or willful misconduct of any of the Landlord Indemnified Parties and not covered by the insurance carried by Tenant or otherwise required to be carried by Tenant pursuant to the terms of this Lease.
To the fullest extent permitted by law, Landlord agrees to indemnify, defend (with counsel reasonably satisfactory to Tenant) and hold harmless Tenant and the Tenant Parties from (i) all claims, actions, liabilities, and proceedings arising from any breach or default in the performance of any obligation to be performed by Landlord under the terms of this Lease, or arising from any gross negligence or willful misconduct of any of the Landlord Indemnified Parties, and (ii) any and all reasonable costs, attorneys' fees, expenses and liabilities incurred with respect to any such claims, actions, liabilities, or proceedings, and in the event any actions or proceedings shall be brought against Tenant by reason of such claims, Landlord, upon written notice from Tenant, shall defend the same at Landlord's expense by counsel reasonably approved in writing by Tenant.
As used herein, the term “liabilities” shall include all suits, actions, claims and demands and all expenses (including reasonable attorneys' fees and costs of defense) incurred in or about any such liability and any action or proceeding brought thereon. If any claim shall be made or any action or proceeding brought against the indemnified party on the basis of any liability described in this Paragraph 15, the indemnifying party shall, upon notice from the indemnified party, defend the same at the indemnifying party's expense by counsel reasonably satisfactory to the indemnified party. It is understood that payment shall not be a condition precedent to recovery upon the foregoing indemnity.
16.    INSURANCE.
Tenant, at its cost, shall pay for and keep in full force and effect throughout the Term of this Lease:
(a)    COMMERCIAL GENERAL LIABILITY insurance with respect to the Premises and the operations by or on behalf of Tenant in, on or about the Premises, including, but not limited to, personal injury, product liability (if applicable), blanket contractual, owner's protective, broad form property damage liability, liquor liability (if applicable) and owned and non-owned automobile liability in an amount not less than $5,000,000 per occurrence. The insurance policy or policies shall contain the following provisions: (1) severability of interest, (2) cross-liability, (3) an endorsement naming Landlord, Landlord's Mortgagees and Ground Lessors (as defined in Subparagraph 34(m) below) if any, and any other parties-in-interest designated by Landlord as additional insureds, (4) an endorsement stating “such insurance as is afforded by this policy for the benefit of Landlord and any other additional insured shall be primary as respects any liability or claims arising out of the occupancy of the Premises by the Tenant, or Tenant's operations and any insurance carried by Landlord, or any other additional insured shall be non-contributory,” (5) with respect to improvements or Alterations permitted under this Lease, contingent liability and builder's risk insurance, (6) an endorsement allocating to the Premises the full amount of liability limits required by this Lease, and (7) coverage must be on an “occurrence basis.” “Claims-Made” forms are not acceptable.
(b)    WORKERS COMPENSATION COVERAGE as required by law, and Employers Liability coverage with a limit of not less than $2,000,000.
(c)    TENANT'S PROPERTY INSURANCE: Tenant shall at all times during the Term hereof and at its cost and expense, maintain in effect policies of insurance covering (1) all tenant improvements and/or other Alterations on the Premises installed by or on behalf of Tenant, (2) all personal property of Tenant located in or at the Premises, including, but not limited to, fixtures, furnishings, equipment and furniture, in an amount not less than their full replacement value, and (3) loss of income or business interruption insurance. These policies shall provide protection against any peril included normally covered under ISO Special Forms coverage (comparable to former “All Risk” coverage), including, but not limited to, insurance against sprinkler leakage, vandalism and malicious mischief. The proceeds of such insurance shall be used to repair or replace the tenant improvements, Alterations and personal property so insured. Tenant shall, at its cost, maintain rental abatement insurance assuring that insurance proceeds will be available to Tenant so that the rent payable hereunder will be paid to Landlord for a period of not less than twelve (12) months if rent is to abate under any provision of this Lease or applicable law. Property coverage shall include Tenant's leasehold interest. Such coverage shall include a sixty (60) day extended period of indemnity endorsement.
All policies of insurance required hereunder (other than commercial general liability) shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss, if same are obtainable without unreasonable cost. Landlord and Tenant each hereby waive any rights of recovery against the other for injury or loss to such waiving party or to its property or the property of others under its control, arising from any cause insured against under any policy of insurance required to be carried by such waiving party under this Lease (other than commercial general liability). The foregoing waiver shall be effective whether or not the waiving party shall actually obtain and maintain the insurance which such waiving party is obligated to obtain and maintain under this Lease.
All insurance required to be provided by Tenant under this Lease: (a) shall be issued by insurance companies authorized to do business in the state in which the Premises are located and holding a General Policyholders Rating of “A” and a Financial Rating of “X” or better, as set forth in the most recent edition of Best's

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Insurance Reports; and (b) Tenant shall provide at least thirty (30) days prior notice to Landlord and Landlord's lender, before cancellation or change in coverage, scope or amount of any policy. Tenant shall deliver a certificate or copy of such policy together with evidence of payment of all current premiums to Landlord within thirty (30) days of execution of this Lease and within fifteen (15) days of expiration of each policy. Tenant's failure to provide evidence of such coverage to Landlord may, in Landlord's sole discretion, constitute a default under this Lease.
Subject to being reimbursed by Tenant, Landlord shall insure the Building and the Premises Land (excluding all property which Tenant is obligated to insure) by obtaining and maintaining property insurance for any and all reasonable risks (including earthquake and flood insurance) and public liability insurance, all in such amounts and with such deductibles as Landlord considers appropriate. Tenant shall pay, as additional rent, the cost of any insurance maintained by Landlord hereunder and any other insurance Landlord may elect to obtain for the Building and/or the Premises Land from time to time during the Term (including, without limitation, earthquake and/or flood insurance) (“Insurance Costs”). Tenant shall pay the Insurance Costs to Landlord at least five (5) days prior to the date any premiums or installments of premiums are due and payable. Landlord shall determine and notify Tenant of the amount of insurance premiums not less than fifteen (15) days in advance of the date such premium or installment of premiums is due and payable. In the event Landlord fails to deliver such timely determination and notice to Tenant, then Tenant shall have five (5) days from receipt of such notice to remit payment of the Insurance Costs to Landlord. The foregoing notwithstanding, upon notice from Landlord, Tenant shall pay, as additional rent, the Insurance Costs to Landlord in advance monthly installments equal to one twelfth (1/12) of Landlord's reasonable estimate of the Insurance Costs, together with monthly installments of Basic Rent, and Landlord shall hold such payments in a non-interest bearing account. Upon determination of the actual Insurance Costs due and payable, Landlord shall determine and notify Tenant of any deficiency in the impound account Tenant shall pay any deficiency of funds in the impound account not less than fifteen (15) days in advance of the date such Insurance Costs or installment of Insurance Costs is due and payable. In the event Landlord fails to deliver such timely deficiency determination and notice to Tenant, then Tenant shall have five (5) days from receipt of such notice to remit payment of such deficiency to Landlord. If Landlord determines that Tenant's impound account has accrued an amount in excess of the Insurance Costs due and payable, then such excess shall be credited to Tenant within 30-days following the date of said notice from Landlord.
Notwithstanding any contribution by Tenant to the Insurance Costs as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord.
17.    DESTRUCTION.
(a)    Casualty. If during the Term of this Lease, as may be extended by an Option Term or otherwise, any portion of the Premises, access to the Premises or any part of the Building is damaged or destroyed and such damage or destruction can, in Landlord's reasonable estimation, be repaired within 270 days following such damage or destruction, and Landlord receives insurance proceeds sufficient to restore such damage, this Lease shall remain in full force and effect and Landlord shall promptly commence to repair and restore the damage or destruction to substantially the same condition as existed prior to such damage, and shall complete such repair and restoration with due diligence in compliance with all then existing laws. Notwithstanding the foregoing, if (1) such damage or destruction cannot, in Landlord's reasonable estimate, be repaired within 270 days following such damage or destruction; or (2) more than seventy percent (70%) of the Building is damaged or destroyed; or (3) any Mortgagee of the Building will not allow the application of insurance proceeds for repair and restoration; or (4) the damage or destruction is not covered in full by Landlord's Insurance required by Paragraph 16, subject to the deductible, or (5) the damage or destruction occurs within the last twelve (12) months of the Term of this Lease or any extension hereof, then Landlord may, in its sole discretion, terminate this Lease by delivery of notice to Tenant within thirty (30) days of the date Landlord learns of the damage; provided, however, that if such fire or other casualty shall have damaged the Premises or a portion thereof or Common Areas necessary to Tenant's occupancy and as a result of such damage the Premises are unfit for occupancy, and provided that Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and either (i) the repairs cannot, in the reasonable opinion of Landlord's contractor, be completed within nine (9) months after the date of such damage or destruction, or (ii) the repairs are not completed and the Premises delivered to Tenant ready for occupancy within nine (9) months after the date of such damage or destruction, Tenant may elect, in Tenant's sole discretion, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after the date such notice is given by Tenant; provided, however, if Tenant elects to terminate this Lease pursuant to clause (ii) above and Landlord completes such repairs and delivers the Premises to Tenant ready for occupancy within thirty (30) days following receipt of Tenant's written election to terminate, then this Lease shall, at Landlord's sole option, remain in full force and effect and Tenant's previous election to terminate shall be deemed void and of no further force or effect.
(b)    Rent Abatement. In the event of repair, reconstruction and restoration by Landlord as herein provided, the rent payable under this Lease shall be abated proportionately to the extent to which there is material interference with Tenant's access to or use of the Premises during the period of such repair, reconstruction or restoration; provided that there shall be no abatement of rent if such damage is the result of Tenant's negligence or intentional wrongdoing. Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of the Premises, damage to Tenant's personal property and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration, except in the event such damage is the result of Landlord's gross negligence or willful misconduct and not covered by the insurance carried by Tenant or otherwise required to be carried by Tenant pursuant to the terms of this Lease.
(c)    Repair or Restoration. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration only to those portions of the Building and the Premises which were originally provided at Landlord's expense, and the repair and restoration of items not provided at Landlord's expense shall be the obligation of Tenant. Tenant agrees to coordinate the restoration and repair of those items it is required to restore or repair with Landlord's repair and restoration work and in accordance with a work schedule prepared by Landlord, or Landlord's contractor, and reasonably agreed upon in good faith by Landlord and Tenant. Further, Tenant's work shall be performed in accordance with the terms, standards and conditions contained in Paragraph 14 above.
18.    CONDEMNATION.
(a)    Definitions. The following definitions shall apply: (1) ”Condemnation” and/or “Taking” means (a) the exercise of any governmental power of eminent domain, whether by legal proceedings or otherwise by condemnor, or (b) the voluntary sale or transfer by Landlord to any condemnor either under threat of condemnation

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or while legal proceedings for condemnation are proceeding; (2) ”Date of Taking” means the date the condemnor has the right to possession of the property being condemned; (3) ”Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation; and (4) ”Condemnor” means any public or quasi-public authority, or private corporation or individual, having a power of condemnation.
(b)    Obligations to be Governed by Lease. If there is any Taking of all or any part of the Premises, the rights and obligations of the parties shall be determined pursuant to this Lease.
(c)    Total or Partial Taking. If between ninety percent (90%) and one hundred percent (100%) of the Premises is taken in its entirety by condemnation, this Lease shall terminate on the date of Taking. If a portion of the Premises comprised of less than ninety percent (90%) is taken by condemnation, this Lease shall remain in effect, except that Tenant may elect to terminate this Lease if the remaining portion of the Premises is rendered by Tenant, in Tenant's reasonable discretion, unsuitable for Tenant's continued use of the Premises. If Tenant elects to terminate this Lease, Tenant must exercise its right to terminate by giving notice to Landlord within thirty (30) days after receipt of notice of the Taking from Landlord. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days after Tenant has notified Landlord of its election to terminate no later than the date of Taking; except that this Lease shall terminate on the date of Taking if the date of Taking falls on a date before the date of termination as designated by Tenant. If any portion of the Premises is taken by condemnation and this Lease remains in full force and effect, on the date of taking the rent shall be reduced by an amount in the same ratio as the total number of square feet in the portion of the Premises taken bears to the total number of square feet in the Premises immediately before the Date of Taking. In the case where a portion of the Premises is taken and the Lease remains in full force and effect, Landlord shall, at its own cost and expense, to the extent of condemnation proceeds, make all alterations or repairs to the Building so as to make the portion of the Building not taken a complete architectural unit. Such work shall not, however, exceed the scope of work done by Landlord in originally constructing the Building. If severance damages from the condemnor are not available to Landlord in sufficient amounts to permit such restoration, Landlord may terminate this Lease upon written notice to Tenant. Rent due and payable hereunder shall be temporarily abated during such restoration period in proportion to the extent to which there is material interference with Tenant's use of the Premises, as reasonably determined by Landlord or Landlord's architect.
If the Premises are totally or partially taken by condemnation, Tenant shall not assert any claim against Landlord or the condemnor for any compensation because of such Taking, and Landlord shall be entitled to receive the entire amount of the award without any deduction for any estate or interest of Tenant; provided, however, Tenant shall have the right to remove all of its personal property located in or at the Premises, including, but not limited to, fixtures, furnishings, equipment and furniture, or file a separate claim with the Condemnor to receive compensation for any such items not available for removal due to the Taking (but only so long as Landlord's award is not materially reduced as a result thereof).
19.    ASSIGNMENT OR SUBLEASE.
(a)    Except for a Permitted Transfer (as defined in Subparagraph 19(f) below), Tenant shall not assign or encumber its interest in this Lease or any portion of the Premises or sublease all or any part of the Premises or allow any other person or entity (except Tenant's authorized representatives, employees, invitees, or guests) to occupy or use all or any part of the Premises without first obtaining Landlord's consent, which consent shall not be unreasonably withheld, conditioned or delayed. In addition to any other commercially reasonable grounds upon which Landlord may withhold its consent, Landlord shall be deemed reasonable in withholding its consent if it determines in its sole discretion that: (i) the intended use of the Premises by the proposed assignee or sublessee will be inconsistent with the typical office or warehouse improvements existing within the Premises or permitted to be constructed within the Premises pursuant to the terms of this Lease; or (ii) the intended uses of the Premises by the proposed assignee or sublessee will constitute a violation of this Lease or any governmental law, rule, ordinance or regulation governing the Premises in violation of the terms of this Lease. Any assignment, encumbrance or sublease without Landlord's written consent shall be voidable and at Landlord's election, shall constitute a default hereunder. Landlord's waiver or consent to any assignment or subletting shall not relieve Tenant or any assignee or sublessee from any obligation under this Lease whether or not accrued.
(b)    Except as expressly permitted pursuant to the terms of Paragraph 19(f) below, if Tenant is a partnership, a withdrawal or change, voluntary, involuntary or by operation of law of any partner, or the dissolution of the partnership, shall be deemed a voluntary assignment. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or sale or other transfer of a controlling percentage of the capital stock of Tenant, or the sale of at least 50% of the value of the assets of Tenant shall be deemed a voluntary assignment. The phrase “controlling percentage” means ownership of and right to vote stock possessing at least 50% of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for election of directors. The preceding two sentences of this paragraphs shall not apply to corporations the stock of which is traded through a public exchange. If Landlord shall consent to any assignment or sublease of this Lease, 50% of all sums and other consideration payable to or for the benefit of the Tenant from its assignees or subtenants in excess of the rent payable by Tenant to Landlord under this Lease, and after deducting Tenant's commercially reasonable cost to sublet or assign, including, but not limited to, brokerage fees, marketing fees, tenant improvements costs and legal fees (collectively, the “Tenant Transfer Costs”) shall be paid to Landlord (the “Excess”), within thirty (30) days following Tenant's receipt of such sums; provided, however, this provision shall not apply to any Permitted Transfer.
(c)    If Tenant requests Landlord's consent to an assignment or sublease that is not a Permitted Transfer, Tenant shall submit to Landlord, in writing, the name of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant, the term, use, rental rate and all other material terms and conditions of the proposed assignment or sublease, including, without limitation, evidence reasonably satisfactory to Landlord that the proposed assignee or subtenant satisfies the financial criteria set forth in the first paragraph of this Paragraph 19, thirty (30) days prior to the proposed effective date of such assignment or sublease. Tenant shall also submit to Landlord a processing fee of One Thousand Dollars ($1,000.00) as a condition to Landlord reviewing Tenant's proposed assignment or subletting materials. Landlord shall within fifteen (15) business days after Landlord's receipt of such written request and information either consent to or refuse to consent to such assignment or sublease in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and no such consent to an assignment or sublease shall relieve Tenant or any guarantor of Tenant's obligations under this Lease of any liability hereunder). If Landlord should fail to notify Tenant in writing of its decision within such fifteen (15) business-day period after the later of the date Landlord is notified in writing of the proposed assignment or sublease or the date Landlord has received all required information concerning the proposed

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assignee or subtenant and the proposed assignment or sublease, Landlord shall be deemed to have granted its consent to such assignment or sublease. If Tenant requests Landlord's consent to any such assignment or sublease, the assignment shall be on a form reasonably approved by Landlord, and Tenant shall pay Landlord, whether or not consent is ultimately given, any attorneys' fees and other costs actually incurred by Landlord with third parties in connection with the preparation, review and/or approval of such documentation, not to exceed $2,000.00 per event.
(d)    No interest of Tenant in this Lease shall be assignable by involuntary assignment through operation of law (including, without limitation, the transfer of this Lease by testacy or intestacy). Each of the following acts shall be considered an involuntary assignment: (a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or institutes proceedings under the Bankruptcy Act in which Tenant is the bankrupt; or if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors; or (b) If a writ of attachment or execution is levied on this Lease; or (c) If in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises. An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.
(e)    No assignment or subletting, occupancy or collection of rent from any proposed assignee or sublessee shall be deemed a waiver on the part of Landlord, or the acceptance of the applicable assignee or sublessee, as applicable, as Tenant, and no such assignment or subletting shall release Tenant of Tenant's obligations under this Lease or alter the primary liability of Tenant to pay rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any assignee or sublessee remit directly to Landlord on a monthly basis, all monies due Tenant by said assignee or sublessee, and each sublease shall provide that if Landlord gives said sublessee written notice that Tenant is in default under this Lease, said sublessee will thereafter make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in default under this Lease. Consent by Landlord to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee or sublessee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or sublessee or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.
(f)    Notwithstanding any provisions of Paragraph 19 above to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof (herein, a “Permitted Transfer”), without Landlord's consent and without payment of any Excess to any entity which controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, to any person or entity which acquires all or substantially all of the assets of Tenant's business as a going concern, or to any person or entity which acquires all or substantially all of the equity ownership interests of Tenant (each, a “Permitted Transferee”), provided that: (i) at least seven (7) days prior to such assignment or sublease, Tenant delivers to Landlord notice of such contemplated Permitted Transfer and the identity of the Permitted Transferee; (ii) if an assignment, the Permitted Transferee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the Permitted Transferee executes a sublease agreement acknowledging that such subletting is subject to this Lease); (iii) Tenant remains fully liable under this Lease; (iv) the use of the Premises under Subparagraph 1(d) above remains substantially similar following the Permitted Transfer; and (v) the Permitted Transfer is not entered into as a subterfuge to avoid the restrictions and provisions of this Paragraph 19.
20.    DEFAULT.
The occurrence of any of the following shall constitute a default by Tenant under this Lease: (a) the failure to pay rent or any other charge within five (5) business days after Tenant's receipt of written notice from Landlord that such payment is due and has not been received by Landlord (provided, in no event will Landlord be obligated to provide more than two (2) of such written notices in any given calendar year of the Term); (b) the failure to occupy and operate the Premises for in excess of sixty (60) consecutive days while also failing to pay rent during such same 60-day period); (c) the making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days; the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, or of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease where such seizure is not discharged within (30) days; or if this Lease shall, by operation of law or otherwise, pass to any person or persons other than Tenant except as provided in Paragraph 19 herein; (d) The failure of Tenant to timely comply with the provisions of Paragraph 24 or Paragraph 31 of this Lease regarding, respectively, Subordination and Estoppel Certificates; or (e) the failure of Tenant to perform any other provision of this Lease within thirty (30) days following receipt of written request from Landlord, except in the case of an emergency, when the cure period shall be commensurate with the urgency of the emergency.
21.    LANDLORD'S REMEDIES.
Landlord shall have the remedies described in this Paragraph 21 if Tenant is in default hereunder. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.
Upon any default by Tenant, Landlord may:
(a)    Maintain this Lease in full force and effect and recover the rent and other monetary charges as they become due, without terminating Tenant's right to possession irrespective of whether Tenant shall have abandoned the Premises. If Landlord elects not to terminate this Lease, Landlord shall have the right to attempt to relet the Premises at such rent and upon conditions, and for such a term, and to do all acts necessary to maintain or preserve the Premises, as Landlord deems reasonable and necessary, without being deemed to have elected to terminate this Lease, including re-entering the Premises to make repairs or to maintain or modify the Premises, and removing all persons and property from the Premises; such property may be removed and stored in a public

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warehouse or elsewhere at the cost of and for the account of Tenant. Reletting may be for a period shorter or longer than the remaining Term of this Lease, and for more or less rent, but Landlord shall have no obligation to relet at less than prevailing market rental rates. If reletting occurs, this Lease shall terminate automatically when the new tenant takes possession of the Premises. Notwithstanding that Landlord fails to elect to terminate the Lease initially, Landlord at any time thereafter may elect to terminate the Lease by virtue of any previous uncured default by Tenant. In the event of any such termination, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, as well as all costs of reletting, including, without limitation, brokerage commissions and/or finder's fees, attorneys' fees, and restoration or remodeling costs.
(b)    Terminate Tenant's right to possession by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default including, without limitation thereto, the following: (i) the worth, at the time of award, of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth, at the time of award, of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth, at the time of award, of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount, and court costs, necessary to compensate Landlord for all the detriment proximately caused by Tenant's default or which in the ordinary course of things would be likely to result there from (including, without limiting the generality of the foregoing, the amount of any brokerage commissions and/or finder's fees for a replacement tenant, maintaining the Premises after such default, and preparing the Premises for reletting); plus (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest at the Interest Rate. As used in (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).
(c)    Collect sublease rents (or appoint a receiver to collect such rents) and otherwise perform Tenant's obligations at the Premises, it being agreed, however, that neither the filing of a petition for the appointment of a receiver for Tenant nor the appointment itself shall constitute an election by Landlord to terminate this Lease.
(d)    Proceed to cure the default at Tenant's sole cost and expense. If at any time Landlord pays any sum or incurs any expense as a result of or in connection with curing any default of Tenant, the amount thereof shall be deemed additional rent hereunder and shall be immediately due and payable by Tenant to Landlord upon demand.
(e)    Intentionally Omitted.
(f)    Pursue any and all other legal or equitable remedies as may be available to Landlord by reason of such default by Tenant.
The remedies of Landlord, as hereinabove provided, are cumulative and in addition to and not exclusive of any other remedy of Landlord herein given or which may be permitted by law. The remedies of Landlord, as hereinabove provided, are subject to the other provisions herein. Nothing contained in this Paragraph 21 shall constitute a waiver of Landlord's right to recover damages by reason of Landlord's efforts to mitigate the damage to it caused by Tenant's default; nor shall anything herein adversely affect Landlord's right, as in this Lease elsewhere provided, to indemnification against liability for injury or damage to persons or property occurring prior to the termination of this Lease.
22.    DEFAULT BY LANDLORD.
Landlord shall not be in default hereunder unless Landlord fails to perform the obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to any Mortgagee or Ground Lessor (as defined in Subparagraph 34(m) below) in writing specifying wherein Landlord has failed to perform such obligation, except in the case of an emergency, when the cure period shall be commensurate with the urgency of the emergency; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days is required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30)-day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord's default. Tenant's remedies shall be limited to any other remedy available at law or in equity; provided, however, notwithstanding anything herein to the contrary, under no circumstances shall Landlord be liable hereunder to Tenant for any consequential damages or for loss of business, revenue, income or profits and Tenant hereby waives any and all claims for any such damages. Nothing herein contained shall be interpreted to mean that Tenant is excused from paying rent due hereunder as a result of any default by Landlord except as may be permitted under Subparagraph 13(d).
23.    ENTRY OF PREMISES AND PERFORMANCE BY TENANT.
Landlord and its authorized representatives shall have the right to enter the Premises following no less than 48 hours advanced notice to Tenant (written or telephonic) during business hours or at such other reasonable times mutually acceptable to Landlord and Tenant (emergencies excepted, in which case such advanced notice shall be commensurate with the urgency of the emergency), for any of the following purposes without abatement of rent or liability to Tenant: (a) To determine whether the Premises is in good condition and whether Tenant is complying with its obligations under this Lease; (b) To do any necessary maintenance and to make any restoration to the Premises or the Building that Landlord has the right or obligation to perform, in which case Landlord shall provide no less than thirty (30) days prior written notice to Tenant (emergencies excepted, in which case no such prior notice shall be required); (c) To post “for sale” signs at any time during the Term, to post “for rent” or “for lease” signs during the last nine (9) months of the Term, or during any period while Tenant is in default beyond all applicable notice and cure periods; (d) To show the Premises to prospective tenants at any time during the last nine (9) months of the Term and to prospective brokers, lenders, agents, buyers or persons interested in an exchange, at any time during the Term; (e) To repair, maintain or improve the Premises and to erect scaffolding and protective barricades around and about the Premises but not so as to prevent the use of all access and entry points to the Premises and to do any other act or thing necessary for the safety or preservation of the Premises, in which case Landlord shall provide no less than thirty (30) days prior written notice to Tenant (emergencies excepted, in which case no such prior notice shall be required), and provided that such acts or things do not materially interfere with Tenant's use of or access to the Premises; or (f) To discharge Tenant's obligations hereunder when Tenant has failed to do so in accordance with the terms of this Lease beyond all applicable notice and cure periods. Landlord shall not be liable

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in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising of out Landlord's entry onto the Premises as provided in this Paragraph 23. Tenant shall not be entitled to an abatement or reduction of rent if Landlord exercises any rights reserved in this Paragraph 23, except as expressly set forth in this Lease. Landlord shall reasonably attempt to conduct its activities on the Premises as provided herein in a manner that will reasonably minimize the inconvenience, annoyance or disturbance to Tenant.
All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense without any abatement of rent except as expressly set forth in this Lease. If Tenant shall fail to pay any sum of money to any third party which Tenant is obligated to pay under this Lease or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for thirty (30) days after notice thereof by Landlord (or such other period as specifically provided herein), Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make any such payment or perform any such other act on Tenant's part to be made or performed in this Lease, without liability to Tenant for any loss or damage which might occur to Tenant's merchandise, fixtures or other property or to Tenant's business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord all sums so paid by Landlord and all necessary incidental costs for making such repairs plus five percent (5%) for overhead, upon presentation of a bill therefor. Tenant covenants to pay any such sums to Landlord within thirty (30) days following demand from Landlord, and Landlord shall have (in addition to all other rights or remedies of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of rent.
24.    SUBORDINATION.
Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and unless otherwise elected by Landlord or any Mortgagee (defined below) with a lien on the Premises or any Ground Lessor (defined below) with respect to the Premises (or any part thereof), this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises, or the land upon which the Premises is situated, or both, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Premises, ground leases or underlying leases, or Landlord's interest or estate in any of said items is specified as security. Notwithstanding the foregoing, (i) Tenant acknowledges that Landlord shall have the right to subordinate or cause to be subordinated this Lease to any such ground leases or underlying leases or any such liens, and (ii) Landlord acknowledges and agrees that Tenant's obligation to subordinate as described herein is expressly subject to Tenant obtaining a commercially reasonable nondisturbance agreement on Landlord's lender's form, as may be reasonably negotiated between such lender and Tenant (an “SNDA”). Landlord and Tenant agree to use commercially reasonable efforts to negotiate and cause the parties thereto to mutually approve and execute any such SNDA within thirty (30) days following the request for same by either party; provided, however, Landlord hereby agrees to use commercially reasonably efforts to cause a lender to be selected by Landlord within sixty (60) days following the execution and delivery of this Lease by Landlord and Tenant (the “Current Lender”) to enter into an SNDA with Tenant in substantially the form attached hereto as Exhibit N (the “Current SNDA”) within ninety (90) days following mutual execution of this Lease by Landlord and Tenant. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord, at the option to such successor in interest. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord and reasonable acceptable to Tenant any additional documents evidencing the priority or subordination of this Lease with respect to any such ground lease or underlying leases or the lien of any such mortgage or deed of trust. Tenant shall pay within thirty (30) days following demand Landlord's actual reasonable attorneys' fees and costs incurred in connection with any negotiation or modification of Landlord's lender's standard subordination agreement form, if any.
25.    NOTICE.
Any notice, demand, request, consent, approval or communication desired by either party or required to be given, shall be in writing and served personally or sent prepaid by commercial overnight courier or prepaid certified first class mail (return receipt requested), addressed as set forth in Subparagraphs 1(b) and 1(c). Either party may change its address by notification to the other party. Notice shall be deemed to be communicated seventy-two (72) hours from the time of mailing (if sent via first class mail), or at the time of service if sent by other than first class mail as provided in this Paragraph 25.
26.    WAIVER.
No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver. No act or conduct of Landlord, including, without limitation, acceptance of the keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish termination of this Lease. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease.
27.    LIMITATION OF LIABILITY.
In consideration of the benefits accruing hereunder, Tenant and all successors and assigns of Tenant covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord or otherwise pertaining to any obligation of Landlord with respect to the Building:
(a)    The liability of Landlord and/or any Landlord Indemnified Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord and/or any Landlord Indemnified Parties in connection with the Building or the Premises Land;
(b)    No member, partner, officer, director, owner, shareholder or advisor of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the entity in question);

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(c)    No service of process shall be made against any member, partner, officer, director, owner, shareholder or advisor of Landlord (except as may be necessary to secure jurisdiction of the entity in question);
(d)    No member, partner, officer, director, owner, shareholder or advisor of Landlord shall be required to answer or otherwise plead to any service of process;
(e)    No judgment may be taken against any member, partner, officer, director, owner, shareholder or advisor of Landlord;
(f)    Any judgment taken against any member, partner, officer, director, owner, shareholder or advisor of Landlord may be vacated and set aside at any time after the fact;
(g)    No writ of execution will ever be levied against the assets of any member, partner, officer, director, owner, shareholder or advisor of Landlord;
(h)    The obligations under this Lease do not constitute personal obligations of any individual member, partner, officer, director, owner, shareholder or advisor of Landlord, and Tenant shall not seek recourse against any such persons or entities of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease; and
(i)    These covenants and agreements are enforceable both by Landlord and also by any member, partner, officer, director, owner, shareholder or advisor of Landlord.
Tenant agrees that each of the foregoing provisions shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law.
28.    FORCE MAJEURE.
Neither Landlord nor Tenant shall have liability whatsoever to the other on account of the inability or delay of a party in fulfilling any of such party's non-monetary obligations under this Lease by reason of strike, other labor trouble, terrorism, weather, acts of god, governmental controls in connection with a national or other public emergency, or shortages of fuel, supplies or labor resulting there from or any other cause, whether similar or dissimilar to the above, beyond such party's reasonable control. If this Lease specifies a time period for performance of a non-monetary obligation by a party, that time period shall be extended by the period of any delay in such party's performance caused by any of the events of force majeure described above.
29.    PROFESSIONAL FEES.
If Landlord or Tenant should engage any professional including, without limitation, attorneys, appraisers, accountants or environmental or other consultants for the purpose of bringing suit related to this Lease or possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against a party hereunder, or in the event of any other litigation between the parties with respect to this Lease, then all reasonable costs and expenses including, without limitation, actual professional fees such as appraisers', accountants', attorneys' and other consultants' fee, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
30.    EXAMINATION OF LEASE.
Submission of this instrument for examination or signature by Tenant shall not create a binding agreement between Landlord and Tenant nor shall it constitute a reservation or option to lease on the part of Tenant and this instrument shall not be effective as a lease and shall not create any obligations on the part of Landlord or Tenant until this Lease has been validly executed first by Tenant and second by Landlord, and delivered Tenant.
31.    ESTOPPEL CERTIFICATE.
(a)    Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement (“Estoppel Certificate”), in a form substantially similar to the form of Exhibit E attached hereto or in such other form as Landlord's lender or purchaser may reasonably require, certifying: (i) the date of commencement of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the nature and date of such modifications), (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant's statement; and (v) such other matters reasonably requested by Landlord which in no way alter or modify the terms of this Lease. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph 31 may be relied upon by any Mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest therein.
(b)    Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may have been previously evidenced in writing and executed by Landlord and Tenant, and (ii) that there are no uncured defaults in Landlord's performance (unless Tenant has previously provided notice to Landlord of any such default pursuant to this Lease, and (iii) that not more than one (1) month's rent has been paid in advance. Tenant's failure to deliver said statement to Landlord within ten (10) business days of receipt shall constitute a default under this Lease and Landlord shall have the remedies provided in Paragraph 21.
32.    RULES AND REGULATIONS.
Tenant shall faithfully observe and comply with the “Rules and Regulations”, a copy of which is attached hereto and marked Exhibit F, and all commercially reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the violations or nonperformance by any other tenant or occupant of the project of any of said Rules and Regulations.

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Notwithstanding the foregoing, Landlord shall use its commercially reasonable efforts to enforce said Rules and Regulations in a non-discriminatory manner.
33.    LIENS.
Tenant shall, within thirty (30) days after receiving written notice of the filing of any mechanic's lien for material or work claimed to have been furnished to the Premises on Tenant's behalf or at Tenant's request, discharge the lien or post a bond equal to the amount of the disputed claim with a bonding company reasonably satisfactory to Landlord. If Tenant posts a bond, it shall contest the validity of the lien with all due diligence. Tenant shall indemnify, defend and hold Landlord harmless from any and all losses and costs incurred by Landlord as a result of any such liens attributable to Tenant. If Tenant does not discharge any lien or post a bond for such lien within such thirty (30) day period, Landlord may discharge such lien at Tenant's expense and Tenant shall promptly reimburse Landlord for all costs incurred by Landlord in discharging such lien including, without limitation, reasonable attorneys' fees and costs and interest on all sums expended at the Interest Rate. Subject to the terms of Paragraph 14(c) above, Tenant shall provide Landlord with not less than ten (10) days written notice of its intention to have work performed at or materials furnished to the Premises so that Landlord may post appropriate notices of non-responsibility. Tenant shall pay upon demand Landlord's reasonable attorneys' fees and other actual costs incurred by Landlord with third parties in connection with any request by Tenant for any subordination or clarification of any Landlord lien right arising under this Lease or at law.
34.    MISCELLANEOUS PROVISIONS.
(a)    Time of Essence. Time is of the essence of each provision of this Lease.
(b)    Successors. This Lease shall be binding on and inure to the benefit of the parties and their successors, except as provided in Paragraph 19 herein.
(c)    Consent. Except as otherwise provided in this Lease (and except for matters which (1) could have an adverse effect on the structural integrity of the Building, (2) could have an adverse effect on the Building systems, or (3) could have an effect on the exterior appearance of the Building, whereupon in each such case Landlord's duty is to act in good faith and in compliance with this Lease), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations (other than decisions to exercise expansion, contraction, cancellation, termination or renewal options), Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the benefits to be enjoyed under this Lease.
(d)    Commissions. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner, except for the broker(s) identified in Subparagraph 1(k) above. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting the Premises, Tenant shall be solely responsible for the payment of any fees due said person or firm and Tenant shall hold Landlord free and harmless and indemnify and defend Landlord from any liabilities, damages or claims with respect thereto, including attorney's fees and costs. If Landlord has dealt with any other person or real estate broker with respect to leasing or renting the Premises, Landlord shall be solely responsible for the payment of any fees due said person or firm and Landlord shall hold Tenant free and harmless and indemnify and defend Tenant from any liabilities, damages or claims with respect thereto, including attorney's fees and costs. Landlord shall be responsible for paying all fees and commissions in connection with this Lease to the broker(s) identified in Subparagraph 1(k) above pursuant to a separate agreement between Landlord and said brokers.
(e)    Landlord's Successors. In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord from any liability under this Lease first accruing on or following the effective date of such sale or conveyance, and in such event Landlord's successor-in-interest shall be solely responsible for all obligations of Landlord under this Lease.
(f)    Prior Agreement or Amendments. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.
(g)    Recording. Within fifteen (15) days after the Commencement Date, Landlord and Tenant shall execute and cause to be recorded against the Land, at Tenant's sole cost, a Memorandum of Lease in the form attached hereto as Exhibit L. Following the date this Lease expires or is earlier terminated, Tenant agrees, within thirty (30) days after receipt of written request from Landlord, to execute, acknowledge and deliver any instruments reasonably required by Landlord or any title company to remove the cloud of the Memorandum of Lease from title to the Premises and/or Project. Tenant's obligations under this clause (g) shall survive the expiration or earlier termination of this Lease.
(h)    Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect.
(i)    No Partnership or Joint Venture. Nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint venturers. It is the express intent of the parties hereto that their relationship with regard to this Lease and the Premises be and remain that of lessor and lessee.
(j)    Interpretation. When required by the context of this Lease, the singular shall include the plural, and the masculine shall include the feminine and/or neuter. “Party” shall mean Landlord or Tenant.
(k)    No Light, Air or View Easement. Any diminution or blocking of light, air or view by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease or impose any liability on Landlord.

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(l)    Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of Indiana.
(m)    Mortgagee Protection. In the event of any default on the part of Landlord, so long as Landlord has provided Tenant with the contact information for such parties, Tenant will give simultaneous notice consistent with Paragraph 25 to any beneficiary of a deed of trust, mortgagee, or ground lessor of the Premises (“Mortgagee” or Ground Lessor”), and shall offer such Mortgagee or Ground Lessor, a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, or in the event of a Ground Lessor, by appropriate judicial action, if such should prove necessary to effect a cure.
(n)    WAIVER OF JURY TRIAL; ARBITRATION.
(i)    Jury Trial Waiver. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS PARAGRAPH 34(n)(i) IS SUBJECT IN ITS ENTIRETY TO PARAGRAPH 34(n)(ii) HEREOF.
(ii)    Arbitration. All disputes arising between the parties hereto (except for those related to any Tenant default) with respect to the subject matter of this Lease shall be settled exclusively by final, binding arbitration. The judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The arbitration will proceed in the county where the Property is located and be conducted by the American Arbitration Association (“AAA”), or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s then-applicable Commercial Arbitration Rules (the “Rules”). Any party who fails or refuses to submit to arbitration following a demand by the other party shall bear all costs and expenses, including attorneys’ fees, incurred by such other party in compelling arbitration.  The arbitration will be decided by a single arbitrator selected according to the Rules. The arbitrator will decide any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication and may grant any remedy or relief that a court could order or grant on similar motions. The arbitrator shall apply the provisions of this Lease without varying therefrom, and shall not have the power to add to, modify, or change any of the provisions hereof.  In any arbitration proceeding discovery will be permitted only in accordance with the terms of this paragraph. Discovery by each party shall be limited to: (i) a maximum number of five (5) depositions limited to four hours each; (ii) requests for production of documents; (iii) two interrogatories: one inquiring into the amount of damages sought by the other party and another into the calculation of those damages; and (iv) subpoenas upon third parties for production of documents, depositions, and to appear at a hearing. The scope of discovery may be expanded only upon the mutual consent of the parties. Discovery not set forth in this paragraph shall not be permitted.
The Parties understand and agree that they are entering into this arbitration agreement voluntarily, and that by doing so they are waiving their rights to a jury trial or to have their claims otherwise litigated in court.  In any litigation, arbitration or other legal proceeding which may arise between the parties hereto, the prevailing party shall be entitled to recover its costs, including costs of arbitration, and reasonable attorneys’ fees in addition to any other relief to which the party may be entitled.
(o)    Counterparts; Electronic Signatures. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. This Lease may be executed and/or delivered by facsimile, Portable Document Format (“PDF”), or electronic signature (e.g., DocuSign, Adobe Sign, etc.). Signatures and/or copies of this Lease executed and/or delivered by facsimile, PDF, or other electronic signature shall be deemed to be originals
(p)    Financial Statements. Upon ten (10) business days prior written request from Landlord (which Landlord may make at any time during the Term including in connection with Tenant's exercise of any option to extend or other option granted to Tenant in this Lease, but no more often than one (1) time in any calendar year, other than in the event of a default by Tenant beyond all applicable notice and cure periods set forth in this Lease during such calendar year, the exercise of any option in such calendar year or in connection with Landlord's prospective sale or refinancing of the Building, when such limitation shall be not more often than two (2) times in such calendar year), Tenant shall deliver to Landlord (i) a current financial statement of Tenant, and (ii) financial statements of Tenant for the two (2) years prior to the current financial statement year. Such statements shall be prepared in the ordinary course of business and in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively). Notwithstanding the foregoing, the foregoing obligation to provide financial statements to Landlord is hereby waived so long as Tenant (or its Permitted Transferee) is a publicly traded company or subsidiary thereof, where such financial information is readily available in Tenant's public securities filings.
(q)    Laws. For purposes of this Lease, the term “law(s)” shall mean any and all laws, ordinances, rules, regulations, requirements, covenants, conditions and restrictions affecting the Premises.
35.    LEASE EXECUTION.
(a)    Tenant's Authority. If Tenant executes this Lease as a partnership or corporation, then Tenant and the persons and/or entities executing this Lease on behalf of Tenant represent and warrant that: (a) Tenant is a duly authorized and existing partnership or corporation, as the case may be, and is qualified to do business in the state in which the Building is located; (b) such persons and/or entities executing this Lease are duly authorized to execute and deliver this Lease on Tenant's behalf in accordance with the Tenant's partnership agreement (if Tenant is a partnership), or a duly adopted resolution of Tenant's board of directors and the Tenant's by-laws (if Tenant is a corporation); and (c) this Lease is binding upon Tenant in accordance with its terms.

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(b)    Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.
36.    ADDITIONAL PROVISIONS.
(a)    Leasehold Title Insurance. To be issued concurrently with the recordation of the Memorandum of Lease, Landlord shall obtain a leasehold policy of title insurance (the “Title Policy”) with a title company selected by Landlord. The cost of the premium for the Title Policy will be divided equally between Landlord and Tenant.
(b)    Rooftop Equipment. Tenant shall have the non-exclusive right, at Tenant's sole cost and expense (subject to application of the Allowance, with respect to the installation costs only), to install satellite and communication equipment and supplemental heating, ventilation and air-conditioning systems upon the roof of the Building (collectively, the “Rooftop Equipment”) under the following conditions: (i) all plans and specifications for the Rooftop Equipment, including but not limited to, weight, configuration, location, means of installation, cabling and screening of the Rooftop Equipment are subject to the prior reasonable approval of Landlord; (ii) Tenant shall provide evidence to Landlord that Tenant has obtained all governmental approvals and permits required for the installation and operation of the Rooftop Equipment; (iii) Tenant shall provide evidence to Landlord of commercially reasonable insurance coverage for the installation, location, repair, removal, and operation of the Rooftop Equipment, with Landlord as an additional insured, all in form and substance reasonably approved by Landlord and such insurance shall be maintained during the Term of this Lease; (iv) Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all loss, liability, cost and expense incurred by Landlord as a result of the installation, location, repair, removal, or operation of the Rooftop Equipment on the Building; (v) Tenant shall be responsible for the installation, engineering, maintenance, repair and removal of the Rooftop Equipment and appurtenant equipment in accordance with all federal, state and local laws, and ordinances; (vi) no roof penetrations shall be made without obtaining Landlord's consent, which consent shall not be unreasonably withheld, conditioned or delayed; (vii) Tenant shall be responsible for any impairment of Landlord's roof warranty as a result of installation of the Rooftop Equipment except in the event that Tenant engages Landlord's preferred general contractor or roofing contractor for such installation, in which case such contractor shall take full responsibility for any such impairment; (viii) Tenant shall, at its own expense, promptly repair any damage or wear to the roof resulting from the installation and use of the Rooftop Equipment and appurtenant equipment; and (ix) the operation of the Rooftop Equipment shall be for Tenant's internal use only. Landlord shall grant Tenant access to the roof for such installation, maintenance, repair, and removal of the Rooftop Equipment. Tenant shall not be obligated to pay any rental or other recurring charges with respect to the use of the roof as contemplated under this clause (b). Upon the expiration of this Lease, Tenant shall promptly remove the Rooftop Equipment (excluding any supplemental heating, ventilation and air-conditioning systems) and repair any damage caused by such removal.
(c)    Truck Courts/Outside Storage. Tenant may use truck court area or other areas upon the Land for outside storage (the “Outside Storage”) subject to Tenant's compliance with all applicable laws and prior written approval by the City of Mooresville or the County of Morgan, as applicable. Tenant, at Tenant's sole cost, shall have the right, subject to Laws and Landlord's prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), to install additional fencing and/or gates or screening around any Outside Storage. Tenant shall have no obligation to remove any such additional fencing and/or gates (and other related improvements) from the Premises on or before the expiration or earlier termination of the Term of this Lease.
(d)    Additional Equipment. Landlord, at Tenant's sole option and as part of Landlord's Work, shall provide Tenant with an exterior area(s) located near the Building for the installation of Tenant's other non-hazardous equipment, e.g., air compressor equipment, etc. (collectively, the “Additional Equipment”); provided, however, Tenant shall be responsible for the costs associated with any screening, and wall enclosures and gates in connection with the Additional Equipment. The installation of any Additional Equipment shall be subject to Landlord's reasonable approval and in accordance with all applicable laws. The installation, repair, maintenance and removal of Tenant's Additional Equipment, and any such screening and/or wall enclosure and gates, during the Term shall be at Tenant's sole cost (subject to application of the Allowance with respect to installation only).
(e)    Building Security. Subject to Landlord's prior written approval of the plans and specifications therefor and subject to Paragraph 13, Tenant shall have the right, at Tenant's sole cost and expense to install and maintain a security system within the Premises, including, but not limited to, access panels and cameras. Tenant shall not be required to remove the security system upon expiration or earlier termination of the Lease. Tenant, at Tenant's sole cost and expense, shall further be permitted to administer its own security services throughout the Premises. Tenant's security system and security services shall be subject to Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys' fees and court costs arising out of any such security system and/or services installed, maintained and/or implemented by Tenant.
(f)    Use of Premises' Exterior Areas. Tenant shall have the right to use the exterior portions of the Premises, including the parking area and open space, for temporary events, meetings and functions in connection with Tenant's business. Such use by Tenant shall be subject to: (a) Tenant's obtaining any approval required by a governmental agency and compliance with any requirements imposed by such approval; (b) Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed; and (c) compliance with the terms of the Lease. Tenant shall comply with any and all conditions required by Landlord in connection with such use, including obtaining additional required insurance.
(g)    Emergency Power Generator.
(i)    Subject to the terms and conditions set forth in this Paragraph 36(g) and Paragraph 14, and to Tenant obtaining all necessary governmental permits and approvals, and so long as Tenant shall not adversely impact any Building systems, Tenant shall have the right to install, operate and maintain, at Tenant's sole cost and expense (subject to application of the Allowance, with respect to installation only), a maximum 1,000 kilowatt back-up generator (“Tenant's Generator”) on the Land near the Building within the area specified on Exhibit J hereto which shall not exceed one hundred forty (140) square feet (i.e., a 10' x 14' pad). Tenant shall not be obligated to pay any rental or other recurring charges with respect to the

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area designated for Tenant's Generator. Landlord shall have the right to review and approve, such review and approval not to be unreasonably withheld, conditioned or delayed, Tenant's plans and specifications for the proposed equipment, including, without limitation, the size, method of installation and visibility of such equipment. The location of Tenant's Generator shall be limited to the area specified on Exhibit J.
(ii)    Notwithstanding the foregoing, in no event may the installation of Tenant's Generator involve the installation of an underground storage tank. The above-ground storage tank associated with Tenant's Generator (the “AST”) shall not exceed five hundred (500) gallons in capacity, shall be double walled in thickness, shall contain diesel fuel or liquid propane only (to power Tenant's Generator only), and shall employ at a minimum for a diesel powered generator, a double containment system whereby if the first containment system fails, a second containment system shall be present to prevent releases of Hazardous Materials, all in accordance with applicable laws and environmental regulations. For these purposes, a sealed, uncracked concrete slab containment area without drains shall be sufficient (but shall not be the exclusive method) to constitute the second containment system, provided it is large enough to completely contain a release of the maximum volume of Hazardous Materials which could be present in the first containment system. All handling, use, storage and disposal of Hazardous Materials relating to the AST or Tenant's Generator shall be accomplished by Tenant at its sole cost and expense in accordance with this Paragraph 36(g) and the terms and conditions of Exhibit H of this Lease.
(iii)    In conjunction with the installation of Tenant's Generator, subject to Landlord's prior approval of Tenant's plans and specifications, Tenant shall have the right to install an emergency generator connection on the outside of the Building for the purpose of connecting Tenant's Generator to the Premises and an appurtenant electrical grounding system. Furthermore, Tenant shall have the right to install conduits from Tenant's Generator to the Premises, provided, however, that such conduits are installed below grade to Landlord's reasonable satisfaction in accordance with the design and architectural standards for the Building.
(iv)    So long as Tenant complies with the terms of this Paragraph 36(g) with respect to the installation and operation of the AST, Tenant shall not be required to remove the AST upon the expiration or earlier termination of this Lease. If Tenant fails to so comply with the terms of this Paragraph 36(g) after receipt of written notice from Landlord and thirty (30) days to cure such failure, prior to or within sixty (60) days following the expiration or earlier termination of the Term of this Lease, Tenant agrees upon Landlord's request to (i) promptly remove from the Project, at its sole cost and expense, the AST (including, at Landlord's request, the slab), if any, and all Hazardous Materials which are brought upon, stored, used, generated or released upon, in, under or about the Premises, the Project or any portion thereof by Tenant or any Tenant Parties in connection with Tenant's Generator or AST, and (ii) return the Premises and the balance of the Building and Project to substantially the condition existing prior to Tenant's installation of Tenant's Generator and AST. Tenant shall be solely responsible for complying with any and all laws relating to the AST, Tenant's Generator and all Hazardous Materials associated with either of the same, including, without limitation, all permitting and tank installations, monitoring and removal/closure obligations. For purposes of all laws, Tenant shall be the owner and operator of the AST. Tenant shall be responsible for ensuring compliance by all Tenant Parties with all laws relating to the AST and Tenant's Generator. Any acknowledgment, consent or approval by Landlord of Tenant's use or handling of Hazardous Materials shall not constitute an assumption of risk respecting the same nor a warranty or certification by Landlord that Tenant's proposed use and handling of Hazardous Materials is safe or reasonable or in compliance with all applicable laws.
(v)    From time to time during the Term and for up to one hundred eighty (180) days thereafter, if required by any government agency, or in the event Landlord has actual knowledge of a Hazardous Materials release at the Premises which resulted from a fuel leak relating to the AST, Landlord may, and upon Landlord's request, Tenant shall, retain a registered environmental consultant (“Consultant”) reasonably acceptable to Landlord to conduct an environmental investigation of the Project (“Environmental Assessment”) (i) for Hazardous Materials contamination in, about or beneath the Project relative to the AST or Tenant's Generator, and (ii) to assess the activities of Tenant and all Tenant Parties with respect to Tenant's Generator and the AST for compliance with all applicable laws and to recommend the use of procedures intended to reasonably reduce the risk of a release of Hazardous Materials. If the Environmental Assessment discloses any material breach of any applicable laws by Tenant or any Tenant Parties, then the cost thereof shall be the sole responsibility of Tenant, payable as additional rent under this Lease. Otherwise, the costs of the Environmental Assessment shall be the responsibility of Landlord. If Landlord so requires, Tenant shall comply, at its sole cost and expense, with all reasonable recommendations contained in the Environmental Assessment, including any reasonable recommendations with respect to precautions which should be taken with respect to Tenant's or Tenant Parties' activities at the Project relative to the AST or Tenant's Generator or any recommendations for additional testing and studies to detect the presence of Hazardous Materials relative to the AST or Tenant's Generator. Tenant covenants to reasonably cooperate with the Consultant and to allow entry and reasonable access to the AST and Tenant's Generator for the purpose of the Consultant's investigations.
(vi)    If any cleanup or monitoring procedure is required by any applicable governmental authorities in or about the Project as a consequence of any Hazardous Materials contamination by Tenant or any of Tenant's Parties arising out of Tenant's Generator or AST use, and the procedure for cleanup is not completed (to the satisfaction of all applicable governmental authorities) prior to the expiration or earlier termination of the Term of this Lease (referred to herein as “Tenant's Failure to Clean-Up”), then, without limiting any of Landlord's other rights and remedies contained in this Lease (including, without limitation, any indemnity and restoration obligations of Tenant contained in this Lease), Tenant will additionally be liable for any revenue of Landlord lost to the extent Landlord is precluded from re-leasing the Premises or any other portion of the Project as a result of such contamination.
(vii)    Subject to Tenant obtaining all necessary governmental permits and approvals, Tenant shall have the right, at Tenant's sole cost and expense, to test Tenant's Generator pursuant to the manufacturer's recommendations, but in no event more than once a week during the Term at a time after normal business hours mutually agreed upon by Landlord and Tenant. Tenant's intended use of Tenant's Generator shall be to provide back-up power should there be for any reason, any interruption in electrical service to the Project, the Building and/or the Premises.

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(viii)    Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from any and all liability, losses, damages, actions or causes of action, judgments, costs and expenses arising in any way from Tenant's installation, operation, maintenance and removal of Tenant's Generator and the AST, or any breach of Tenant's obligations under this Lease with respect to Tenant's Generator and the AST. The representations, warranties and agreements of the Tenant set forth in this Paragraph 36(g) shall survive the expiration of the Term or the earlier termination of the Lease for any reason.
(ix)    Tenant's Generator shall be installed in a weatherproof, walk-around type, reasonable sound attenuating enclosure. Tenant shall be responsible for all insulation for magnetic or electrical interference from operation of Tenant's Generator as necessary to prevent interference of any kind with equipment or systems operated by other occupants of the Project.
(x)    If Tenant's Generator is visible from outside of the Building (including from any areas adjacent to the Building (or from other buildings now or hereafter constructed within the Project), Tenant shall cause Tenant's Generator to be screened from view in a manner reasonably acceptable to Landlord and comparable and compatible with the improvements and/or landscaping contiguous to such improvements (such as by way of example only with appropriate metal and/or fabric screening, concrete masonry unit block wall fencing or landscaping screening to match adjacent landscaping). All such screening and visible improvements shall be of first class quality and shall be consistent in quality and design with similar improvements and screening in comparable quality office/warehouse projects in the vicinity of the Project. Tenant may elect to have such improvements included in the scope of the Tenant Improvements. If the use of any parking spaces is lost as a result of the placement of Tenant's Generator in the Common Areas, Tenant's allocation of parking spaces shall be deemed reduced by the number of parking spaces lost as a result of the location of Tenant's Generator and Landlord shall have no liability to Tenant whatsoever for such reduction.
(xi)    To the extent that the installation of Tenant's Generator requires modifications to the shell, foundation, or other structural portions of the Building (including, without limitation, the installation of Tenant's Generator upon the roof of the Building), such modifications shall be subject to Landlord's reasonable approval and Tenant shall pay to Landlord within thirty (30) days after demand therefor, all costs and expenses incurred by Landlord in conjunction with such structural modifications.
(h)    Tenant Competitor. So long as Tenant is not in default under this Lease beyond any applicable cure period, then, subject to the limitations and exceptions set forth in this Subparagraph 36(h), Landlord shall not, after the date of this Lease, lease space within the Project, as the same may be expanded, to any of the following shoe companies and/or their respective shoe subsidiaries or shoe brands: (i) Sketchers; (ii) Nike; (iii) Wolverine Worldwide (i.e., Crocs); (iv) VF Corp. (i.e., Vans); and (v) Adidas (each, a "Tenant Competitor"); provided, however, Tenant acknowledges and agrees that the foregoing restriction shall not apply to any of the above described Tenant Competitors operating in a non-footwear capacity (e.g., Nike Golf and/or Nike Apparel). Tenant acknowledges and agrees that Landlord's covenant not to lease space within the Project, as the same may be expanded, to a Tenant Competitor is personal to the specific Tenant identified in Subparagraph 1(b) of this Lease and a Permitted Transferee (hereafter defined), and shall no longer apply once this Lease has been assigned or the Premises have been sublet except to a Permitted Transferee.
(i)    Confidentiality. Landlord and Tenant (and their agents, brokers, vendors, consultants, etc.) agree to keep all information with respect to the transaction contemplated herein strictly confidential between Landlord and Tenant; provided, however, (A) Landlord shall be allowed to disclose the terms of the Lease to its existing and/or prospective lenders, potential buyers, partners, attorneys, consultants, accountants, agents, employees, real estate and loan brokers and as it might be required by law to disclose, and (B) Tenant shall be allowed to disclose the terms of the Lease to Tenant's attorneys, accountants, consultants, agents and as it might be required by law or the SEC to disclose. Landlord and tenant further expressly agree that there shall be no press releases or other publicity originated by the parties hereto, or any representatives thereof, concerning the subject Lease transaction, without the prior written consent of both parties, not to be unreasonably withheld, conditioned or delayed.
(j)    Name and Image. Tenant shall have the right to use the name and image of the Building in Tenant's advertising, website and other Tenant's business related publications. Subject to Tenant's prior written approval, which may be granted or withheld in Tenant's sole discretion, Landlord shall have the right to use Tenant’s name and images of the building in Landlord’s advertising, website and other Landlord’s business related publications.
(k)    Limited Binding Obligations. Landlord and Tenant hereby acknowledge and agree that the limited confidentiality obligations (as referenced in that certain Letter of Intent from Tenant dated March 2, 2022 and pertaining to the transaction contemplated by this Lease) are hereby deemed cancelled and no longer valid as of the mutual execution and delivery of this Lease.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

TENANT: DECKERS OUTDOOR CORPORATION, a Delaware corporation By: /s/ Steve Fasching Name: Steve Fasching Its: CFO
LANDLORD:
WESTPOINT BUILDING V, LLC, an Indiana limited liability company
By: Ambrose Property Group, LLC, an Indiana limited liability company, its Manager
By: _______/s/ Aasif M. Bade
               Aasif M. Bade, Manager

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Page
RIDER 1
OPTION TO EXTEND
This Rider 1 is attached to, made a part of, incorporated into, and amends and supplements, that certain Standard Industrial Lease dated April 20, 2022 (the “Lease”), by and between WESTPOINT BUILDING V, LLC, an Indiana limited liability company (“Landlord”), and DECKERS OUTDOOR CORPORATION, a Delaware corporation (“Tenant”). Landlord and Tenant agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth in this Rider 1 will be deemed to be a part of the Lease and will supersede any contrary provisions in the Lease and shall prevail and control for all purposes. All references in the Lease and in this Rider 1 to the defined term “Lease” are to be construed to mean the Lease as amended and supplemented by this Rider 1. Capitalized terms which are not defined in this Rider 1 have the meanings given to them in the Lease.
1.    OPTION TO EXTEND.
(a)    Subject to the terms of this Paragraph 1 and Paragraph 2, entitled “Option,” Landlord hereby grants to Tenant the option (the “Extension Option”) to extend the Term of the Lease with respect to the entire Premises for two (2) additional periods of five (5) consecutive years each (individually, an “Option Term” and collectively, the “Option Terms”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except that (i) Tenant shall have no further extension rights, other than the Option Terms, including the remaining applicable Option Terms, following the preceding exercised Option Term, and (ii) all economic terms such as, without limitation, Basic Rent (including market escalations thereto, if any), NNN Charges, concessions, etc., shall be established based on the “fair market rental rate” for the Premises for the applicable Option Term as defined and determined in accordance with the provisions of this Paragraph 1 below.
(b)    Each Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no earlier than the date which is twelve (12) months, and no later than the date which is nine (9) months, prior to the expiration of the then applicable Term of the Lease.
(c)    The term “fair market rental rate” as used in this Rider 1 shall mean the annual amount per square foot, projected during the relevant period, that a willing, comparable, non-equity, nonrenewal or renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, comparable, landlord of a comparable Class “A” quality industrial building located in the greater Metropolitan Indianapolis area, including, but not limited to, Plainfield and Mooresville (collectively, the “Comparison Area”) would accept, at arm's length (what Landlord is then accepting in current transactions in the Project may be considered), for space of at least 500,000 square feet in size and comparable in quality and floor height as the leased area at issue taking into account the age, quality and layout of the existing improvements in the leased area at issue and taking into account items that professional real estate brokers customarily consider, including, but not limited to, rental rates (including market escalations thereto), industrial space availability, tenant size, tenant improvement allowances, free rent or rent abatement, operating expenses and allowance, including any abatement thereof, and any other economic matters or concessions then being charged and/or provided by Landlord or the lessors of such similar industrial buildings (i.e., at least 500,000 square feet in size) located within the Comparison Area.
(d)    Landlord's determination of fair market rental rate shall be delivered to Tenant in writing not later than thirty (30) days following Landlord's receipt of Tenant's Extension Notice. Tenant will have thirty (30) days (“Tenant's Review Period”) after receipt of Landlord's notice of the fair market rental rate within which to accept such fair market rental rate or to object thereto in writing. Tenant's failure to object to the fair market rental rate submitted by Landlord in writing within Tenant's Review Period will conclusively be deemed Tenant's disapproval and rejection thereof. If Tenant objects to the fair market rental rate submitted by Landlord within Tenant's Review Period, then Landlord and Tenant will attempt in good faith to agree upon such fair market rental rate using all commercially reasonable efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within fifteen (15) days following the expiration of Tenant's Review Period (the “Outside Agreement Date”), then each party's determination will be submitted to appraisal in accordance with the provisions below.
(e)    (i)    Landlord and Tenant shall each appoint one independent, unaffiliated real estate broker (referred to herein as an “appraiser” even though only a broker) who has been active over the five (5) year period ending on the date of such appointment in the leasing of comparable industrial properties in the Comparison Area. Each such appraiser will be appointed within twenty-one (21) days after the Outside Agreement Date.
(ii)    The two (2) appraisers so appointed will within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth herein above for qualification of the initial two (2) appraisers.
(iii)    The determination of the appraisers shall be limited solely to the issue of whether Landlord's or Tenant's last proposed (as of the Outside Agreement Date) new Basic Rent for the Premises is the closest to the actual new Basic Rent for the Premises as determined by the appraisers, taking into account the requirements of Subparagraph 1(c) and this Subparagraph 1(e) regarding same.
(iv)    The three (3) appraisers shall within twenty-one (21) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord's or Tenant's submitted fair market rental rate including the Basic Rent, and shall notify Landlord and Tenant thereof.
(v)    The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party will have the right to reject the determination or undo the exercise of the Extension Option. The cost of each party's appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.
(vi)    If either Landlord or Tenant fails to appoint an appraiser within the time period in Subparagraph 1(e)(i) herein above, the appraiser appointed by one of them shall reach a decision, notify Landlord

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and Tenant thereof and such appraiser's decision shall be binding upon Landlord and Tenant and neither party will have the right to reject the determination or undo the exercise of the Extension Option.
(vii)    If the two (2) appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be forthwith submitted to binding arbitration under the provisions of the American Arbitration Association.
(viii)    In the event that the fair market rental rate including the Basic Rent is not established prior to end of the initial Term of the Lease, the Basic Rent shall be the Basic Rent paid by Tenant during the month prior to the commencement date of the applicable Option Term. Notwithstanding the above, once the fair market rental is determined in accordance with this section, the parties shall settle any overpayment or underpayment and make the appropriate adjustments on the next Basic Rent payment date falling not less than thirty (30) days after such determination.
2.    OPTIONS.
(a)    As used in this Paragraph, the word “Options” collectively means, and the word “Option” individually means, the Extension Option pursuant to Paragraph 1 herein.
(b)    Each Option is personal to the original Tenant executing the Lease, and any Permitted Transferee, and may be exercised only by the original Tenant executing the Lease, or any Permitted Transferee, while occupying at least 80% of the Premises, and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing the Lease and/or a Permitted Transferee. The Options are not assignable separate and apart from this Lease, nor may any Option be separated from the Lease in any manner, either by reservation or otherwise.
(c)    Tenant shall have no right to exercise any Option, notwithstanding any provision of the grant of such Option to the contrary, and Tenant's exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant shall be in default of any monetary obligation or material non-monetary obligation under the terms of the Lease as of Tenant's exercise of any Option or at any time after the exercise of such Option and prior to the commencement of the Option event, or (ii) Landlord has given Tenant three (3) or more notices of default, whether or not such defaults are subsequently cured, during any twelve (12) consecutive month period. If Tenant cures any such default within the time period set forth in subparagraph (i) above Tenant's Option shall be reinstated and of full force and effect.

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